UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Crown Holdings, Inc.
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Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
________________________

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS
________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CROWN HOLDINGS, INC. (the "Company") will be held at the Company's Corporate Headquarters located at One Crown Way, Philadelphia, Pennsylvania on the 26th day of April 2018 at 9:30 a.m. local time to elect Directors; to ratify the appointment of independent auditors for the fiscal year ending December 31, 2018; to vote on an advisory resolution to approve executive compensation for the Named Executive Officers as disclosed in this Proxy Statement (the "Say-on-Pay" vote); if properly presented, to consider and act upon a Shareholder proposal to amend the Company's existing proxy access By-Law; and to transact such other business as may properly come before the Annual Meeting.
Only Shareholders of Common Stock of record as of the close of business on March 6, 2018 will be entitled to vote.

By Order of the Board of Directors

ADAM J. DICKSTEIN
Corporate Secretary

Philadelphia, Pennsylvania
March 19, 2018

Important Notice Regarding the Availability of Proxy Materials for the
 Shareholder Meeting to Be Held on April 26, 2018:
The Proxy Statement and Proxy Card relating to the Annual Meeting of Shareholders and the Annual Report to Shareholders are available at
http://www.crowncork.com/investors/proxy-online

TABLE OF CONTENTS

2018 PROXY STATEMENT SUMMARY	1

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING	10

PROPOSAL 1: ELECTION OF DIRECTORS	16

DIRECTOR COMPENSATION	20

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	21

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	22

CORPORATE GOVERNANCE	24

COMPENSATION DISCUSSION AND ANALYSIS	28

COMPENSATION COMMITTEE REPORT	44

EXECUTIVE COMPENSATION	46

PRINCIPAL ACCOUNTANT FEES AND SERVICES	58

AUDIT COMMITTEE REPORT	59

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	60

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	61

PROPOSAL 4: SHAREHOLDER PROPOSAL TO AMEND THE COMPANY'S EXISTING PROXY ACCESS BY-LAW	62

OTHER MATTERS	65

i

2018 PROXY STATEMENT SUMMARY

This is a summary only and does not contain all of the information that you should consider.  We urge you to carefully read the entire Proxy Statement before voting.

Crown Holdings, Inc. - 2018 Annual Meeting

Time and Date:	9:30 a.m. local time, April 26, 2018

Place:	One Crown Way Philadelphia, Pennsylvania

Record Date:	March 6, 2018. Only Shareholders of record of the Company's Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

2018 Annual Meeting Proposals

Agenda Item	Board Recommendation	Page
1. Election of Directors	FOR EACH DIRECTOR NOMINEE	16
2. Ratification of appointment of Independent Auditors	FOR	60
3. Advisory vote to approve executive compensation	FOR	61
4. Shareholder proposal to amend the Company's existing proxy access By-Law	AGAINST	62

How to Cast Your Vote

You can vote by any of the following methods:

Internet	Phone	Mail	In Person

www.proxypush.com/cck Deadline for voting online is 11:59 p.m. (CT) on April 25, 2018.	1-866-883-3382 Deadline for voting by phone is 11:59 p.m. (CT) on April 25, 2018.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Your proxy card must be received before the Annual Meeting.	For instructions on attending the Annual Meeting, please see "Questions and Answers About the 2018 Annual Meeting" on page 10.

Proposal 1 – Election of Directors

There are twelve nominees for election to the Board of Directors.  Additional information on each nominee may be found under Proposal 1 - Election of Directors, beginning on page 16.

		Committee Memberships
Name and Primary Occupation	Age	Director Since	Independent	AC	CC	NCG	EC
John W. Conway Chairman of the Board of the Company	72	1997	No				Chair

Timothy J. Donahue President and Chief Executive Officer of the Company	55	2015	No				✓

Arnold W. Donald President, Chief Executive Officer and Director of Carnival Corporation	63	1999	Yes		✓

Andrea J. Funk Former Chief Executive Officer of Cambridge-Lee Industries	48	2017	Yes	✓

Rose Lee President of DuPont Safety & Construction	52	2016	Yes	✓

William G. Little Former Chairman and Chief Executive Officer of West Pharmaceutical Services	75	2003	Yes		✓	Chair	✓

Hans J. Löliger Vice Chairman of GTF Holding	75	2001	Yes		Chair	✓	✓

James H. Miller Former Chairman and Chief Executive Officer of PPL Corporation	69	2010	Yes			✓

Josef M. Müller Former President of Swiss Association of Branded Consumer Goods "PROMARCA"	70	2011	Yes	✓	✓

Caesar F. Sweitzer Former Senior Advisor and Managing Director of Citigroup Global Markets	67	2014	Yes	Chair

Jim L. Turner Principal of JLT Beverages; Chairman of Dean Foods	72	2005	Yes		✓	✓

William S. Urkiel Former Senior Vice President and Chief Financial Officer of IKON Office Solutions	72	2004	Yes	✓		✓

AC: Audit Committee   CC: Compensation Committee   NCG: Nominating and Corporate Governance Committee   EC: Executive Committee

BOARD TENURE
Less than 6 years	6 – 10 years	More than 10 years

The twelve Director nominees standing for reelection to the Board have diverse backgrounds, skills and experiences. We believe their varied backgrounds contribute to an effective and well-balanced Board that is able to provide valuable insight to, and effective oversight of, our senior executive team.

Governance Best Practices

The Board of Directors is committed to maintaining strong corporate governance.  The Board continually monitors emerging best practices in governance to best serve the interests of the Company's Shareholders.  The Corporate Governance section beginning on page 24 describes our governance framework.  We call your attention to the following best practices.

✓ Annual election of all Directors
✓ Resignation policy applicable to Directors who do not receive a majority of votes cast in uncontested elections
✓ Proxy access
✓ Annual Shareholder engagement
✓ Overboarding limits
✓ Diverse board (gender, race, nationality): 50%
✓ Non-executive Chairman of the Board
✓ 10 of 12 Directors independent – all key committees consisting solely of Independent Directors
✓ Independent Presiding Director
✓ Executive sessions of Non-Management Directors held regularly
✓ Robust stock ownership guidelines for Directors and Named Executive Officers
✓ Prohibition on pledging and hedging of the Company's stock by Directors and Officers
✓ Code of Business Conduct and Ethics that applies to Directors and employees
✓ No supermajority voting requirement to amend By-Laws
✓ No poison pill

Shareholder Engagement

The Company has developed a multi-platform Shareholder engagement program that results in active dialogue with both current and prospective global Shareholders.  Major elements of the program include individual or group investor meetings, scheduled teleconferences, participation in sponsored institutional investor conferences and investor visits to Company manufacturing or administrative facilities.  Subjects of discussion include long-term strategy, historical and pro forma financial information, recent and pending acquisitions, major trends and issues affecting the Company's businesses, industry dynamics, executive compensation, sustainability and corporate governance, among other matters.  During last year's engagement cycle we estimate that we had personal contact with investors owning over 50% of the Company's outstanding shares.

Corporate Responsibility and Sustainability

Corporate responsibility and sustainability are integral to the Company's business strategy.  We operate with a relentless focus on safety, innovation and efficiency – both in our manufacturing processes and our use of resources. That discipline has enabled us to reduce our overall energy consumption and greenhouse gas emissions, even as demand for metal packaging has continued to increase and we have grown our global footprint to best support our regional and international customers.  Our focus on sustainability is aided by the strong recyclability credentials of aluminum and steel, our primary raw materials.  Our containers are produced from permanent materials such as aluminum and iron ore that can be infinitely recycled with no loss of physical properties. These natural elements maintain their properties forever, making metal a key contributor to the circular economy. This constant reuse into new containers or other metal products saves raw materials and energy and reduces CO2 emissions.

The Company issued its most recent biennial Sustainability Report in 2017.  The report uses the Global Reporting Initiative's (GRI) G4 guidelines, and is available in full at https://sustainability.crowncork.com.
Some highlights from our 2017 Sustainability Report are as follows:
• We participate in CDP's climate change program to further increase transparency with customers and other important stakeholders. Our last two annual submissions have received high rankings, placing us in the "Leadership" tier.

• We established a goal to reduce energy consumption by 5% per billion standard units of production (our unit of measure defined in the report) from 2015 levels by the end of 2020.  As of December 31, 2016, we have exceeded this goal, reducing energy consumption by 5.3% per billion standard units. Absolute energy consumption has decreased by 1.3% while we have increased production by over 4.2%.

• We established a goal to reduce Scope 1 and Scope 2 greenhouse gas emissions by 10% per billion standard units of production from 2015 levels by the end of 2020. As of December 31, 2016, we are more than halfway towards achieving this goal, with greenhouse gas emissions reduced by 6.25% per billion standard units.
During the reporting period, the Company won numerous external awards in multiple U.S. states and in all three of our global geographic divisions in areas such as safety, recycling, pollution prevention and green manufacturing.

Proposal 2 – Ratification of Appointment of Independent Auditors

As a matter of good corporate governance, we are asking you to ratify the selection by the Audit Committee of PricewaterhouseCoopers LLP ("PwC") as our independent auditors for 2018.  The following table summarizes the fees PwC billed to the Company for 2017.

Audit Fees	Audit-Related Fees	Tax Compliance Fees	Tax Advisory Services Fees	All Other Fees
$6,204,000	$830,000	$290,000	$1,599,000	$102,000
Additional information in the section titled "Principal Accountant Fees and Services" and the Audit Committee Report may be found on pages 58 and 59.

Proposal 3 – Advisory Vote to Approve Executive Compensation
At the 2017 Annual Meeting, the say-on-pay resolution with respect to 2016 Named Executive Officer ("NEO") compensation received a favorable vote of over 95%.  Accordingly, the general approach to the compensation of the NEOs, including the Chief Executive Officer ("CEO"), remained largely unchanged.  See Compensation and Discussion Analysis ("CD&A") that begins on page 28.  Below is a summary of the CEO's compensation for 2016 and 2017, Mr. Donahue's first two years serving as CEO.  Compensation of Mr. Donahue and the other NEOs is more fully described in the Summary Compensation Table on page 46.

Name and Position	Year	Salary	Grant Date Projected Value of Unvested Restricted Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value	All Other Compensation	Total Realizable Compensation(1)	Total Actual Realized Compensation(2)
Timothy Donahue President and Chief Executive Officer	2017	$1,000,000	$5,200,004	$2,295,600	$2,810,148	$634,208	$11,939,960	$8,500,616
	2016	915,000	5,051,113	2,594,849	1,994,476	419,188	10,974,626	6,974,883

(1)	Sum of the previous five columns.
(2)
Total Actual Realized Compensation is computed by subtracting, from Total Realizable Compensation, the Grant Date Projected Value of Unvested Restricted Stock Awards (because all or part of those awards may never vest in the future) and then adding in the value of Company stock previously granted under the Company's long-term incentive compensation plan actually vesting in the relevant year, computed at the market value at the date of vesting, which was $1,760,660 for shares vesting in 2017 and $1,051,370 for shares vesting in 2016.  34% of performance-based shares were forfeited in 2017, and 63% of performance-based shares were forfeited in 2016.  The performance-based shares vesting in both years were from grants made to Mr. Donahue when he was the Company's President and Chief Operating Officer.

Pay for Performance – NEO Forfeiture of Performance-Based Shares

The Company has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual and long-term goals that will result in improvement in Shareholder value.  Two-thirds of our NEOs' share awards are performance-based, and vesting has been based on the Company's relative total shareholder return ("TSR") against a peer group (and beginning with 2017 grants, also on the Company's return on invested capital as a second metric).  Company performance relative to the peer group may result in lower compensation for the executives even when the Company experiences a positive TSR.  For example, despite a positive TSR of over 53% for the five-year measurement period 2013 – 2017, because this return underperformed our industry peers, the Company's NEOs, including the CEO, forfeited 67% of the performance-based shares awarded to them under the three annual grants made with respect to that measurement period.

NEO FORFEITURE OF PERFORMANCE-BASED SHARES
Year of Grant	Performance Period	Year of Forfeiture	% of Shares Forfeited
2013	2013 – 2015	2016	63%
2014	2014 – 2016	2017	34%
2015	2015 – 2017	2018	100%

Elements of Total Direct Compensation
The allocation of 2017 total direct compensation for our CEO and for our other NEOs among the various components of compensation is set forth in the following charts that highlight the Company's emphasis on "at risk" and equity-based compensation.

Executive Compensation Best Practices

WHAT WE DO
✓ Benchmark our NEOs' compensation at the 50th percentile of our peer group
✓ Provide a majority of the direct compensation paid to our NEOs in performance-based compensation
✓ Allocate two-thirds of compensation under the Company's long-term incentive plan to performance-based share awards and one-third to time-based share awards
✓ Beginning with 2017 grants and in response to Shareholder feedback and a market trend away from use of a single metric, vest performance-based shares on the basis of two metrics (total shareholder return and return on invested capital)
✓ Base payouts under the Company's Annual Incentive Bonus Plan on the achievement of specified levels of economic profit and modified operating cash flow
✓ Require minimum holdings of Company stock by our NEOs
✓ "Clawback" non-equity incentive bonus payments to NEOs in the event of certain acts of misconduct
✓ Engage an independent compensation consultant for our Compensation Committee
✓ Utilize tally sheets to review total compensation, compensation mix, internal pay equity, payouts under certain potential termination scenarios and the aggregate value of retirement benefits
✓ Hold annual Say-On-Pay votes
WHAT WE DON'T DO

✓ Allow carry-forward or banking of economic profit achievement in our Annual Incentive Bonus plan
✓ Use subjective individual qualitative factors in determining executives' annual bonuses
✓ Include tax gross-up provisions in any new or revised executive employment agreements
✓ Provide excessive perquisites
✓ Permit hedging or pledging of Company stock

Please read the CD&A, beginning on page 28, for a more detailed description of the Company's executive compensation program.

Proposal 4 - Shareholder Proposal to Amend the Company's Existing Proxy Access By-Law

Mr. John Chevedden, for the second consecutive year, has made a Shareholder proposal requesting the Board to amend the Company's existing proxy access By-Law.  Over 70% of the votes cast at the 2017 Annual Meeting voted against last year's proposal.

The present Shareholder proposal asks the Board to amend the Company's existing proxy access By-Law by eliminating its 20-Shareholder aggregation limit and, depending on Board size, increasing the minimum number of Director nominees above the limit in the existing By-Law.

The Board has carefully considered this Shareholder proposal and believes that it is unnecessary and potentially detrimental to the Company and its Shareholders. Accordingly, the Board recommends a vote AGAINST Proposal 4.

The Company's existing proxy access By-Law strikes the right balance between promoting Shareholder nomination rights and protecting the interests of all our Shareholders.  Our existing proxy access By-Law is within the mainstream of other significant U.S. public companies with proxy access rights. Our By-Laws permit a Shareholder, or a group of up to 20 Shareholders, owning at least 3% of Crown's outstanding shares of common stock continuously for at least three years, to nominate and include in the proxy materials for our annual meeting Director nominees constituting 20% of the Board (but no fewer than two nominees), subject to the other common procedural requirements specified in our By-Laws.  Additional information may be found under Proposal 4 – Shareholder Proposal to Amend the Company's Existing Proxy Access By-Law beginning on page 62.

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING

Why am I receiving these materials?

The Company is providing you this Proxy Statement, the accompanying Proxy Card and a copy of our Annual Report for the year ended December 31, 2017, containing audited financial statements, in connection with our Annual Meeting of Shareholders or any adjournments or postponements of the Annual Meeting.  The Meeting will be held on April 26, 2018 at 9:30 a.m. local time at the Company's Corporate Headquarters located at One Crown Way, Philadelphia, Pennsylvania.  As a Shareholder of the Company, you are cordially invited to attend the Annual Meeting and are entitled and requested to vote on the matters described in this Proxy Statement.  The accompanying Proxy is solicited on behalf of the Board of Directors of the Company. We are mailing this Proxy Statement and the accompanying Proxy Card and Annual Report to our Shareholders on or about March 19, 2018.
What is a Proxy?
A Proxy is your legal designation of another person to vote the shares that you own in accordance with your instructions.  The person you appoint to vote your shares is also called a Proxy.  On the Proxy Card you will find the names of the persons designated by the Company to act as Proxies to vote your shares at the Annual Meeting.  The Board is asking you to allow any of the persons named as Proxies on the Proxy Card (all of whom are Officers of the Company) to vote your shares at the Annual Meeting.  The Proxies must vote your shares in the manner you instruct.
Who is entitled to vote?
Only Shareholders as of the close of business on March 6, 2018 ("Record Date") are entitled to receive notice of, to attend and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  Each Shareholder has one vote per share on all matters to be voted on.  As of the Record Date, there were 134,301,833 shares of Common Stock outstanding.
What is the difference between a "record owner" and a "beneficial owner"?
Record Owners:  If your shares are registered directly in your name with EQ Shareowner Services, the Company's stock transfer agent, you are considered the "Shareholder of record" or "record owner" with respect to those shares.  You vote your shares directly and may vote in-person at the Annual Meeting with no prior authorizations required.
Beneficial Owners:  If your shares are held in an account at a brokerage firm, bank or trust as custodian on your behalf, you are considered the "beneficial owner" of those shares.  Your shares are registered on the Company's books in the name of the brokerage firm, bank or trust, or its nominee.  Shares held in this manner are commonly referred to as being held in "street name."  As the beneficial owner of the shares, you have the right to direct your broker, bank or trustee how to vote your shares by using the vote instruction card sent to you along with this Proxy Statement.  You also are invited to attend the Annual Meeting. However, because a beneficial owner is not the Shareholder of record, you may not vote these shares in person at the Annual Meeting, or participate in the Annual Meeting, unless you obtain a legal proxy from the broker, bank or trust who is the Shareholder of record, or holds a legal proxy from the Shareholder of record, giving you the right to vote the shares at the Annual Meeting.

What proposals will be voted on at the Annual Meeting?
Shareholders will vote on four proposals at the Annual Meeting:
•	the election of Directors
•	the ratification of the appointment of the Company's independent auditors for the fiscal year ending December 31, 2018
•	an advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement (the "Say-on-Pay" vote)
•	a Shareholder proposal to amend the Company's existing proxy access By-Law
The Company also will consider any other business that properly comes before the Annual Meeting in accordance with Pennsylvania law and the Company's By-Laws.
How does the Board of Directors recommend that I vote?
The Board of Directors recommends that you vote your shares:
•	"FOR" each of the nominees for election to the Board
•	"FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 2018
•	"FOR" the advisory resolution to approve the compensation of the Named Executive Officers as disclosed in this Proxy Statement
•	"AGAINST" the Shareholder proposal to amend the Company's existing proxy access By-Law
What happens if additional matters are presented at the Annual Meeting?
Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a Proxy to the persons named on the Proxy Card, they will have the discretion to vote your shares in their best judgment with respect to any additional matters properly brought before the Annual Meeting in accordance with Pennsylvania law and the Company's By-Laws.  Also, if for any reason any of our nominees are not available as candidates for Director, the persons named as Proxies will vote the Proxies for any other candidate or candidates who may be nominated by the Board.
How do I vote my shares?
You may vote your shares by Proxy or in person.  You may vote by Proxy by:
•	telephone, using the toll-free number listed on your Proxy Card or vote instruction card or
•	the Internet, at the web address provided on the cover page of this Proxy Statement or on your Proxy Card or vote instruction card or
•
mail, by marking, signing, dating and mailing your Proxy Card or vote instruction card and returning it in the envelope provided. If you return your signed Proxy Card or vote instruction card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR Proposals 1 through 3 and AGAINST Proposal 4.

You also may vote in person at the Annual Meeting.   If you are a record owner, you need no prior authorization.  If a brokerage firm, bank or trust holds your shares in street name, you must obtain a legal proxy from that firm before you can vote the shares in person at the Annual Meeting.

The deadline for voting by telephone or electronically through the Internet is 11:59 p.m. Central Time, April 25, 2018.
Will my shares be voted if I do not provide my Proxy?
It depends on whether you are a record owner or beneficial owner.  If you are a record owner, your shares will NOT be voted unless you provide a Proxy or vote in person at the Annual Meeting.  For beneficial owners who hold shares in street name through brokerage firms, those firms generally have the authority to vote their clients' unvoted shares in their discretion on certain routine matters.  For example, if you are a beneficial owner and you do not provide voting instructions, your brokerage firm may vote your shares with respect to the ratification of the appointment of independent auditors (Proposal 2), as this matter is considered routine under the applicable New York Stock Exchange ("NYSE") rules.  All other matters to be voted on at this year's Annual Meeting are not considered routine, and your broker voting on a routine matter cannot vote your shares on those non-routine matters without your instruction ("broker non-votes").
Beneficial Owners:  The Company urges you to instruct your broker, bank or trust on how to vote your shares.
What constitutes a quorum?
The presence, in person or by Proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business at the Annual Meeting.  WITHHOLD votes with respect to Director nominees and ABSTAIN votes will be counted in determining the presence of a quorum as well as shares subject to broker non-votes if the broker votes the shares on a routine matter, such as the ratification of the appointment of the Company's independent auditors (Proposal 2). Under Pennsylvania law and the Company's By-Laws, ABSTAIN votes and broker non-votes are not considered to be "votes cast" and, therefore, although they will be counted for purposes of determining a quorum, they will not be given effect either as FOR or WITHHOLD / AGAINST votes.
What vote is needed for the election of Directors, and what is the policy with respect to the resignation of Directors who do not receive a majority of the votes?
With regard to Proposal 1, Shareholders may vote FOR or WITHHOLD with respect to the election of Directors.  Directors are elected by a plurality of the votes cast, in person or by Proxy, subject to the Company's By-Law provision described below.  The Company's By-Laws set forth the procedures if a Director nominee does not receive at least a majority of votes cast in an uncontested election of Directors where a quorum is present.  In an uncontested election, an incumbent Director nominee who receives the support of less than a majority of the votes cast at an Annual Meeting, although deemed to have been elected to the Board by plurality vote, must promptly tender his or her resignation to the Board.  In an uncontested election, if a nominee who is not an incumbent does not receive the vote of at least a majority of the votes cast, the nominee will be deemed to have been elected to the Board by plurality vote and to have immediately resigned.

For this purpose, "majority of votes cast" means the number of shares voted FOR a Director's election exceeds 50% of the total number of votes cast with respect to the Director's election.  "Votes cast" includes only FOR and WITHHOLD votes.  Under Pennsylvania law and the Company's By-Laws, ABSTAIN votes and broker non-votes are not considered to be "votes" and, therefore, will not be given effect either as FOR or WITHHOLD votes.

The Nominating and Corporate Governance Committee will evaluate the tendered resignation of an incumbent Director who does not receive a majority vote in an uncontested election and make a recommendation to the Board as to whether the resignation should be accepted.  The Board will act on the tendered resignation and publicly disclose its decision within 90 days from the date of certification of election results.  If the Board does not accept the incumbent's resignation, such Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected and qualified or until such Director's earlier death, resignation or removal.  If the Board accepts the Director's resignation, the Board may fill the resulting vacancy or decrease the size of the Board pursuant to the Company's By-Laws.  The Company believes this policy reflects the Company's dedication to maintaining the highest quality corporate governance practices and commitment to addressing Shareholder concerns. To be eligible to stand for election, each nominee who agrees to be nominated must agree in writing to be bound by the By-Law resignation provisions in the event the nominee does not receive a majority of the votes cast in an uncontested election.

What vote is needed to approve all other proposals?

Proposals 2, 3 and 4 require a FOR vote of a majority of the votes cast, in person or by Proxy, in order to be approved.

ABSTAIN votes and broker non-votes will not be considered as votes cast and will have no effect on the outcome of the votes on these proposals.

Can I change or revoke my vote after I have delivered my Proxy?

Yes. If you are a record owner, prior to the Annual Meeting you may change your vote by submitting a later-dated Proxy in one of the manners authorized and described in this Proxy Statement (by Proxy Card, via the Internet or by telephone). You also may give a written notice of revocation to our Secretary, so long as it is delivered to our Secretary at our principal executive offices prior to the beginning of the Annual Meeting, or given to our Secretary at the Annual Meeting prior to the time your Proxy is voted at the Annual Meeting. You also may revoke any Proxy given pursuant to this solicitation by attending the Annual Meeting and voting in person by ballot.  If you are a beneficial owner, please follow the instructions provided by your broker, bank or trust as to how you may change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.
Who can attend the Annual Meeting?

Only Company employees and Shareholders as of the March 6, 2018 Record Date may attend the Annual Meeting.  Record owners may attend without any prior authorization.  If you are a beneficial owner, to be admitted to the Annual Meeting you will need proof of beneficial ownership satisfactory to the Company in the form of a statement from the brokerage firm, bank or trust or a legal proxy from that institution showing you as a beneficial owner of Company shares or as the sole legal proxy of a beneficial owner.  All Annual Meeting attendees may be asked to present valid, government-issued photo identification, such as a driver's license or passport, before entering the Annual Meeting.  Attendees will be subject to security inspections and will be required to comply with other security and procedural measures in place at the Annual Meeting. Representatives of the Company will be at the entrance to the Annual Meeting, and these representatives will be authorized on the Company's behalf to determine whether the admission policies and procedures are being followed and whether you will be granted admission to the Annual Meeting.
Where can I find voting results of the Annual Meeting?
The Company will announce the preliminary voting results at the Annual Meeting and publish the final results in a Form 8-K or Form 10-Q filed with the Securities and Exchange Commission ("SEC") within four business days after the date of the Annual Meeting.

Who conducts the Proxy solicitation, and how much will it cost?
The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of Proxies for a fee of $10,000 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered in connection with such solicitation.  Certain Officers and employees of the Company may also solicit Proxies by mail, telephone, internet or facsimile or in person without any extra compensation.  The Company bears the cost of soliciting Proxies.
What is the deadline for proposals for consideration or for nominations of individuals to serve as Directors at the 2019 Annual Meeting of Shareholders?
Proposals to be Considered for Inclusion in the Company's Proxy Materials:

In order to be considered for inclusion in the Proxy Statement for the Company's 2019 Annual Meeting of Shareholders, any Shareholder proposal intended to be presented at that meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail – Return Receipt Requested, by the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154 not later than November 19, 2018.  The Company anticipates a relocation of its principal executive office in 2018, so proposals sent after the relocation should be sent to such other address constituting the Company's principal executive office as may be designated in a subsequent SEC filing.

Director Nominations for Inclusion in the Company's Proxy Materials (Proxy Access):

Under certain circumstances, Shareholders may submit nominations for Directors for inclusion in the Company's proxy materials by complying with the proxy access requirements in the Company's By-Laws, which require nominations to be submitted in writing, via Certified Mail – Return Receipt Requested, and received at the above address not before October 20, 2018 nor after November 19, 2018.

Other Business and Director Nominations to Be Brought Before the 2019 Annual Meeting of Shareholders:

The Company's By-Laws currently provide that a Shareholder of record at the time that notice is given to the Company and who is entitled to vote at an annual meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination.  To be timely, and subject to certain exceptions, notice in writing to the Secretary must be delivered or mailed, via Certified Mail – Return Receipt Requested, and received at the above address not before October 20, 2018 nor after November 19, 2018.  The notice must describe various matters regarding the nominee or proposed business.  Any Shareholder desiring a copy of the Company's By-Laws will be furnished one copy without charge upon written request to the Secretary.

How can I access the Proxy materials over the Internet?

The Company has made available copies of the following materials at the Company's website at:

http://www.crowncork.com/investors/proxy-online

•	this Proxy Statement
•	the Proxy Card relating to the Annual Meeting of Shareholders
•	the Annual Report to Shareholders

Information included on the Company's website, other than this Proxy Statement, the Proxy Card and the Annual Report to Shareholders, is not part of the Proxy soliciting materials.

Whom should I contact to obtain a copy of the Annual Report on Form 10-K?
The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 with the SEC on February 26, 2018.  A copy of the Company's Annual Report on Form 10-K was included as part of the Annual Report to Shareholders that you received along with the proxy materials.  Any Shareholder can obtain a copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, without charge.  Requests for copies of the Annual Report should be sent to: Investor Relations Department, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154 (or such other address constituting the Company's principal executive office as may be designated in a subsequent SEC filing).

PROPOSAL 1:  ELECTION OF DIRECTORS

The persons named in the Proxy shall vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected.  None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve.  In the event that any of the nominees are unable or decline to serve, which the Nominating and Corporate Governance Committee of the Board of Directors does not believe will happen, the persons named in the Proxy will vote for the remaining nominees and others who may be nominated by the Board of Directors.

The By-Laws of the Company provide for a Board of Directors consisting of between 10 and 18 Directors, as determined by the Board of Directors.  The Board of Directors has fixed the number of Directors at 12.  It is intended that the Proxies will be voted for the election of the 12 nominees named below as Directors, and no more than 12 will be nominated by the Board.
Dr. Jenne Britell, a member of the Board of Directors of the Company since 2000, resigned in July 2017.  The Board elected Andrea Funk as a new member in July 2017.
The Board is committed to regular review of the Board's composition to ensure that the Board continues to have the right mix of skills, background and tenure.  The Board believes that the collective combination of backgrounds, skills and experiences of its members has produced a Board that is well-equipped to exercise oversight responsibilities for the Company's Shareholders and to help guide the Company to achieve its long-term strategic objectives.
The names of the nominees and information concerning them and their associations as of March 6, 2018, as furnished by the nominees, follow.  The principal occupations and the directorships stated include the nominees' occupations and directorships with any U.S. publicly traded companies or registered investment companies during the last five years.

The Board of Directors Recommends that Shareholders Vote FOR
Election of Each of the Nominees Named Below.

Name	Age	Principal Occupation	Year Became Director

John W. Conway (a)	72	Chairman of the Board and former Chief Executive Officer of the Company; also a Director of PPL Corporation	1997
Timothy J. Donahue (a)	55	President and Chief Executive Officer of the Company	2015

Name	Age	Principal Occupation	Year Became Director
Arnold W. Donald (c)	63	President, Chief Executive Officer and Director of Carnival Corporation; former President and Chief Executive Officer of The Executive Leadership Council; also a Director of Bank of America Corporation and a former Director of The Laclede Group and Oil-Dri Corporation of America	1999
Andrea J. Funk (b)	48	Former Chief Executive Officer of Cambridge-Lee Industries	2017

Rose Lee (b)	52	President of DuPont Safety & Construction; former officer of several Saint-Gobain companies	2016

William G. Little (a) (c) (d)	75	Former Chairman and Chief Executive Officer of West Pharmaceutical Services	2003
Hans J. Löliger (a) (c) (d)	75	Vice Chairman of GTF Holding; former Chief Executive Officer of SICPA Group	2001
James H. Miller (d)	69	Former Chairman and Chief Executive Officer of PPL Corporation; also a Director of AES Corporation and Chicago Bridge & Iron Company; former Director of Lehigh Gas Partners and Rayonier Advanced Materials	2010
Josef M. Müller (b) (c)	70	Former President of Swiss Association of Branded Consumer Goods "PROMARCA"; former Chairman and Chief Executive Officer of Nestlé in the Greater China Region	2011

Caesar F. Sweitzer (b)	67	Former Senior Advisor and Managing Director of Citigroup Global Markets	2014

Jim L. Turner (c) (d)	72	Principal of JLT Beverages; former Chairman, President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group; also Chairman of Dean Foods and a Director of Comstock Resources	2005
William S. Urkiel (b) (d)	72	Former Senior Vice President and Chief Financial Officer of IKON Office Solutions; also a Director of Roadrunner Transportation Systems	2004

(a) Member of the Executive Committee	(c) Member of the Compensation Committee
(b) Member of the Audit Committee	(d) Member of the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending candidates to the Board as Director nominees.  The Board desires a diverse membership, including with respect to race, gender, nationality and ethnicity as well as professional background and geographic and industry experience.  The Nominating and Corporate Governance Committee assesses each potential nominee's overall mix of experiences, qualifications, perspectives, talents, education and skills as well as each potential nominee's ability to contribute to the Board and to enhance the Board's decision-making process.  Independence is a key factor when considering the Director nominees, as are critical thinking skills, practical wisdom and mature judgment in the decision-making process.  For a description of the identifying and evaluating procedures of the Nominating and Corporate Governance Committee, see "Corporate Governance – Nominating and Corporate Governance Committee."  The Board believes that each of the nominees listed above has the sound character, integrity, judgment and record of achievement necessary to be a member of the Board and is independent of the influence of any particular Shareholder or group of Shareholders whose interests may diverge from the interests of the Company's Shareholders as a whole.  In addition, each of the nominees has exhibited, during his or her prior service as a Director, the ability to operate cohesively with the other members of the Board and to challenge and question management in a constructive way.
The Board believes, moreover, that each nominee brings a strong and unique background and skill set to the Board, giving the Board as a whole competence and experience in diverse areas.  These areas include organizational leadership; public company board service; manufacturing; finance; management in the packaging, food and beverage sectors and other relevant industries; and international business and markets. The Board believes that the following specific experiences, qualifications and skills, together with the aforementioned attributes, qualify each of the nominees listed above to serve as a Director.
John Conway.  Mr. Conway, the Company's non-executive Chairman of the Board, served as the CEO of the Company for over 15 years until his retirement at year-end 2015, as a member of the Board since 1997 and in other positions, both domestic and international, with the Company and its predecessors for over 40 years.  He gives the Board seasoned leadership and an in-depth knowledge of the Company, especially its international business.  Mr. Conway also serves as lead director of another NYSE-listed company.
Timothy Donahue.  Mr. Donahue assumed the position of CEO of the Company on January 1, 2016. He has served as a member of the Board since 2015 and in other executive positions with the Company for over 25 years.  He brings to the Board intimate understanding of the operations and finances of the Company from his prior experience as the Company's Chief Operating Officer and Chief Financial Officer.
Arnold Donald.  Mr. Donald, the Company's longest-serving Independent Director, brings to the Board leadership and other senior management experience and a deep understanding of the food industry from his prior role as chairman and CEO of a food industry company.  As the active CEO of a public S&P 500 company, Mr. Donald provides expertise regarding management of a large multi-national enterprise.  In addition, Mr. Donald's broad experience in corporate governance as a CEO and director, past and present, of a number of other NYSE-listed companies in various industries brings a valuable added dimension to the Board.
Andrea Funk.  Ms. Funk's experience as former CEO of a global manufacturing and distribution business brings to the Board significant experience in the areas of finance, operations and strategy.  This, along with Ms. Funk's prior experience as CFO of that company and in public accounting, enhance her contributions to the Audit Committee.

Rose Lee.  Ms. Lee brings to the Board a deep knowledge of operations, engineering and technology from her experience in engineering and information technology.  She also brings a broad global perspective from her role as president of a global business segment of an international manufacturing company.

William Little.  Mr. Little, an Asia Pacific national, brings to the Board a deep knowledge of the global packaging business.  Mr. Little gained extensive international experience as the chairman and CEO for over 12 years of a NYSE-listed international pharmaceutical packaging company.  Mr. Little also has significant experience in corporate officer positions in the European and Asia Pacific regions.  He formerly served on the board of another publicly traded packaging company supplying the food and beverage industries.
Hans Löliger.  Mr. Löliger's experience as president of a global packaging company and CEO of a global provider of security inks and integrated security solutions brings to the Board a seasoned understanding of global business and positioning.  Mr. Löliger, a European national, serves as vice chairman and director of several non-U.S. companies, giving the Board, the Nominating and Corporate Governance Committee and the Compensation Committee a distinct viewpoint on corporate governance and executive compensation.
James Miller.  Mr. Miller brings to the Board leadership and other senior management experience, both domestic and international, from his role as former chairman and CEO of an international energy and utility holding company.  Mr. Miller also brings to the Board significant safety and environmental and governmental relations and regulatory agency experience by virtue of his responsibilities at this highly regulated utility company.  Mr. Miller also serves as director of two other NYSE-listed companies.
Josef Müller.  Mr. Müller, a European national, has over 35 years of senior management experience at a global food and beverage company, including as the CEO of that company's greater China region, a region of importance for the Company.  Mr. Müller brings to the Board significant emerging market business development and management experience.
Caesar Sweitzer.  Mr. Sweitzer spent over 35 years in finance, primarily as an investment banker focusing on industrial companies.  Mr. Sweitzer brings to the Board significant knowledge of the global packaging industry as well as finance and investment matters, such as acquisitions, dispositions and corporate finance.  Mr. Sweitzer's experience qualifies him as an "audit committee financial expert" within the meaning of SEC regulations, and he chairs the Audit Committee.
Jim Turner.  Mr. Turner's extensive experience in the soft drink industry, and in particular his experience as owner and CEO of the largest independent soft drink bottler in the U.S., gives the Board deep insight into the industry of many of the Company's significant customers.  Mr. Turner has valuable experience in business development, finance and mergers and acquisitions.  Mr. Turner also chairs the board of a NYSE-listed food and beverage company.
William Urkiel.  Mr. Urkiel's experience as CFO of a NYSE-listed provider of innovative document management systems and services brings to the Board both leadership skills and comprehensive knowledge of accounting, finance and corporate governance matters.  Mr. Urkiel's accounting and finance experience qualify him as an "audit committee financial expert" within the meaning of SEC regulations, and he serves on the Audit Committee.  Mr. Urkiel also serves as director of another NYSE-listed company.

DIRECTOR COMPENSATION

The following table lists 2017 Director compensation for all Non-Employee Directors who served as Directors in 2017.  Compensation for Mr. Donahue, the Company's Chief Executive Officer, is reported in the Summary Compensation Table included in the Executive Compensation section below.  Mr. Donahue did not earn additional compensation for his service as Director.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Jenne Britell (3)	$60,000	$90,000	$150,000
John Conway	180,000	120,000	300,000
Arnold Donald	107,000	120,000	227,000
Andrea Funk (4)	25,000	30,000	55,000
Rose Lee	110,000	120,000	230,000
William Little	147,000	120,000	267,000
Hans Löliger	127,000	120,000	247,000
James Miller	107,000	120,000	227,000
Josef Müller	115,250	120,000	235,250
Thomas Ralph (5)	58,500	60,000	118,500
Caesar Sweitzer	115,000	120,000	235,000
Jim Turner	112,250	120,000	232,250
William Urkiel	115,250	120,000	235,250
(1)        Each Director may defer receipt of all, or any part, of his or her cash compensation until termination of service as a Director.  At the election of the Director, deferred cash compensation amounts are paid in either a lump sum or installments over a period not to exceed 10 years after departure from the Board and are credited with interest at the prime rate until distributed.

(2)       The annual grant of Company Common Stock for 2017 consisted of $120,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors and was paid on a quarterly basis.  The number of shares paid each quarter is determined based on the average of the closing market price of the Company's Common Stock on each of the second through sixth business days following the date on which the Company publicly released its quarterly results.

(3)        Dr. Britell resigned as a Director of the Company in July 2017.

(4)        Ms. Funk was elected to the Board in July 2017.

(5) Mr. Ralph retired as a Director of the Company in April 2017.

The Board periodically receives benchmarking data regarding director compensation from Pay Governance, the Board's compensation consulting firm.  Data provided during 2017 indicated that the Company's Director compensation was below the 50th percentile of both peer group and general industry data.  Based on this review, the Board determined to set Director compensation for 2018 at the same level as in 2017, with these adjustments:  the annual equity grant was increased from $120,000 to $135,000, and the annual Audit Committee Chair and Presiding Director fees were both increased from $20,000 to $25,000.  Accordingly, effective January 1, 2018, Directors who are not employees of the Company will receive annual cash base fees, grants of Company Common Stock and cash committee fees in the amounts set forth as follows.

Cash Base Fee	$100,000
Equity Grant	135,000
Supplemental Cash Committee Fees:
• Audit Committee  - Chair
• Audit Committee - Other Members
• Compensation Committee and Nominating and Corporate Governance Committee - Chair
• Compensation Committee and Nominating and Corporate Governance Committee - Other Members
25,000 10,000 20,000 7,000
Non-Executive Board Chairman Fee	80,000
Presiding Director Fee	25,000

Directors do not receive any additional fees for their service on the Executive Committee.  There are no Board or committee meeting attendance fees.  Directors are reimbursed by the Company for travel and related expenses they incur in connection with their service on the Board and its committees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, Executive Officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and the NYSE.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 2017, or written representations from reporting persons, the Company believes that its Directors and Executive Officers have complied with all applicable filing requirements.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
 DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 6, 2018, the number of shares of Company Common Stock beneficially owned by each person or group that is known to the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Stock.

Name and Address	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	11,666,070	8.7%
Massachusetts Financial Services Company (3) 111 Huntington Avenue Boston, MA 02199	9,299,396	6.9%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	6,890,789	5.1%

(1) Percentages are derived based upon 134,301,833 shares of Common Stock outstanding as of March 6, 2018.

(2) The Vanguard Group, an investment advisor, reported that it may be deemed to be the beneficial owner of 11,666,070 shares of the Company's Common Stock.  The Vanguard Group reported that it had sole dispositive power with respect to 11,538,435 shares, including 102,086 shares for which it had sole voting power and 36,675 shares for which it had shared voting power, and shared dispositive power with respect to 127,635 shares.

(3) Massachusetts Financial Services Company, an investment advisor, reported that it may be deemed to be the beneficial owner of 9,299,396 shares of the Company's Common Stock.  Massachusetts Financial Services Company reported that it had sole dispositive power with respect to 9,299,396 shares, including 8,321,986 shares for which it had sole voting power.

(4) BlackRock, Inc., a parent holding company, reported that it may be deemed to be the beneficial owner of 6,890,789 shares of the Company's Common Stock.  BlackRock, Inc. reported that it had sole dispositive power with respect to 6,890,789 shares, including 6,028,092 shares for which it had sole voting power.

The following table shows, as of March 6, 2018, the number of shares of Common Stock beneficially owned by each Director; the Company's Chief Executive Officer, Chief Financial Officer and the three other Executive Officers who were the highest paid during 2017; and all Directors and Executive Officers as a group.  The Directors and Executive Officers of the Company have sole voting and dispositive power with respect to the securities of the Company listed in the table below.

Name	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly	Percentage of Outstanding Shares (1)

John Conway	1,283,239	1.0%
Timothy Donahue (2)	482,801	*
Arnold Donald (3)	20,404	*
Andrea Funk	1,162	*
Gerard Gifford (4)	152,952	*
Thomas Kelly (2)	103,606	*
Rose Lee	3,324	*
William Little	49,701	*
Hans Löliger	72,820	*
James Miller	18,191	*
Josef Müller	17,504	*
Djalma Novaes	54,098	*
Didier Sourisseau	44,388	*
Caesar Sweitzer	9,104	*
Jim Turner	85,915	*
William Urkiel	41,134	*
Directors and Executive
Officers as a Group of 18 (5)	2,483,164	1.8%

* Less than 1%
(1)      Percentages are derived based upon 134,301,833 shares of Common Stock outstanding as of March 6, 2018.

(2)      Excludes 3,000,000 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans ("Trust Shares").  Messrs. Donahue and Kelly are members of the Benefits Plan Investment Committee of the trust that has sole voting and dispositive power with respect to the Trust Shares, but they disclaim beneficial ownership of the Trust Shares.

(3)      Includes 6,898 shares of Common Stock held in a revocable family trust, of which Mr. Donald is trustee.

(4)      Includes 30,000 shares of Common Stock subject to presently exercisable options held by Mr. Gifford.

(5)      Includes 40,000 shares of Common Stock subject to presently exercisable options held by certain Executive Officers (inclusive of those options listed in the preceding footnote).

CORPORATE GOVERNANCE

Meetings of the Board of Directors.  In 2017, there were six meetings of the Board of Directors.  Each Director during his or her term of service attended at least 75% of the aggregate meetings of the Board and of the committees on which he or she served.

Attendance at the Annual Meeting.  Under the Company's Corporate Governance Guidelines, Directors are expected to attend the Company's Annual Meeting of Shareholders.  In 2017, each of the Directors serving on the Board at the time attended the Annual Meeting of Shareholders.
Director Independence.  The Board has determined that Arnold Donald, Andrea Funk, Rose Lee, William Little, Hans Löliger, James Miller, Josef Müller, Caesar Sweitzer, Jim Turner and William Urkiel are independent under the listing standards of the NYSE.  The Board made this determination based on the absence of any of the express disqualifying criteria set forth in the listing standards that require a majority of the Board nominees to be Independent Directors.
In making the foregoing determinations, the Board considered Company payments to the following third parties and the Directors' affiliations with such parties:  For Mr. Donald, a director of Bank of America Corporation – fees for ordinary course treasury and pension management, foreign currency exchange and commodity hedging services, participation as one of a number of initial purchasers in recent senior note offerings and Bank of America Corporation's participation as one of a number of lenders under the Company's senior secured revolving credit facility and term loans.  For Mr. Little – employment of his son-in-law by the Company in a middle management position in Europe.  For Mr. Urkiel, a director of Roadrunner Transportation Systems – payment for routine shipping of Company products.  None of these transactions fell within the NYSE listing standards disqualifying criteria.
Of the remaining Directors, Timothy Donahue is Chief Executive Officer of the Company and is therefore not independent.  John Conway was the Chief Executive Officer of the Company until his retirement at year-end 2015 and is therefore not independent.
Board Leadership and Risk Oversight.  Mr. Conway is the non-executive Chairman of the Board.  The role of the non-executive Chairman of the Board has been defined to include, among other things:
•	creating and maintaining an effective working relationship among the Chief Executive Officer and other members of management and the other members of the Board;
•	providing the Chief Executive Officer ongoing direction as to Board needs, interests and opinions; and
•	assuring that the Board agenda is appropriately directed to the matters of greater importance to the Company.
Mr. Little, as Chair of the Nominating and Corporate Governance Committee, serves as the Presiding Director of the Board and presides over executive sessions of the Independent Directors.  The Board's current leadership structure includes Audit, Compensation and Nominating and Corporate Governance Committees that are each chaired by and composed solely of Independent Directors.

The roles of Chairman of the Board and Chief Executive Officer are held by two different individuals.  The Chairman of the Board, Mr. Conway, presides over meetings of the Board and acts as liaison between the Board and Mr. Donahue, the Chief Executive Officer, who is responsible for the day-to-day management of the Company.  Moreover, the Board believes that its other structural features, including ten Independent Directors among the slate of twelve Directors standing for election at the Company's Annual Meeting, regular meetings of Non-Management Directors in executive session, key committees consisting wholly of Independent Directors and an Independent Presiding Director, provide for substantial independent oversight of the Company's management.

The Board is responsible for providing oversight of the Company's Executive Officers' responsibilities to assess and manage the Company's risk, including its credit risk, liquidity risk, reputational risk and risk from adverse fluctuations in foreign exchange and interest rates and commodity prices.  The Board periodically meets in person with the Executive Officers regarding the Company's risks and ways to mitigate such risks.  In addition, the Audit Committee periodically reviews with management, internal audit and independent auditors the adequacy and effectiveness of the Company's policies for assessing and managing risk.
Director Stock Ownership, Anti-Pledging and Anti-Hedging.  Under the Company's Corporate Governance Guidelines, after five years of service on the Board, Non-Employee Directors are expected to hold Company Common Stock having a market value of at least five times the cash base annual Director's fee.  As of March 6, 2018, each Director with five or more years of service on the Board owned the required minimum level of Common Stock.  The Company's Corporate Governance Guidelines prohibit Directors and Officers from pledging or hedging transactions relating to Company Common Stock.
Board Committees.  The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The Board has approved written charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee that can be found at http://www.crowncork.com/investors/corporate-governance. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee conducts a self-evaluation and review of its charter annually.
Audit Committee.  In 2017, the Audit Committee had eight meetings.  The Audit Committee provides assistance to the Board in discharging its responsibilities in connection with the oversight of the financial accounting practices and internal controls of the Company and represents the Board in connection with the services rendered by the Company's independent auditors.  The current members of the Audit Committee are Ms. Funk and Ms. Lee and Messrs. Müller, Sweitzer and Urkiel.  Mr. Sweitzer serves as Chair of the Audit Committee.  The Board has determined that the Directors who serve on the Audit Committee are all independent under the listing standards of the NYSE and that Messrs. Sweitzer and Urkiel are "audit committee financial experts" within the meaning of SEC regulations.
Compensation Committee.  In 2017, the Compensation Committee had three meetings.  The Compensation Committee is responsible for the review of the executive compensation program.  The current members of the Compensation Committee are Messrs. Donald, Little, Löliger, Müller and Turner, each of whom is independent under the listing standards of the NYSE.  Mr. Löliger serves as Chair of the Compensation Committee.  For further discussion regarding the Compensation Committee's processes and procedures for the consideration of executive compensation, see the CD&A beginning on page 28.

Nominating and Corporate Governance Committee.  There were three meetings of the Nominating and Corporate Governance Committee in 2017.  The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board and recommending to the Board individuals as Director nominees.  The Committee also oversees the annual self-evaluation process of the Board and its committees, makes recommendations to the Board regarding the membership of the Board committees and performs other corporate governance functions.  The current members of the Nominating and Corporate Governance Committee are Messrs. Little, Löliger, Miller, Turner and Urkiel, each of whom is independent under the listing standards of the NYSE.  Mr. Little serves as Chair of the Nominating and Corporate Governance Committee.

Consistent with the Company's Corporate Governance Guidelines, the Nominating and Corporate Governance Committee seeks Director nominees committed to upholding the highest standards of personal and professional integrity and representing the interests of all Shareholders, not particular Shareholder constituencies.  The Committee identifies nominees for Director by first evaluating the current members of the Board willing to continue in service.  In addition, the Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected because of  retirement  or otherwise  and  whether the Board needs Directors with particular skills or experience.  To identify and evaluate potential candidates for the Board, the Committee solicits ideas for possible nominees from a number of sources, which may include current Board members, senior-level Company executives and professional search firms.  The Committee will also consider candidates properly submitted by Company Shareholders.  Candidates for the Board are evaluated through a process that may include background and reference checks, personal interviews with members of the Committee and a review of each candidate's qualifications and other relevant characteristics.  The same identifying and evaluating procedures apply to all candidates for Director, whether submitted by Shareholders or otherwise.  The Nominating and Corporate Governance Committee and the Board desire to maintain the Board's diversity and consider factors such as race, gender, nationality and ethnicity, as well as professional backgrounds and geographic and industry experiences.  The Committee does not intend to nominate representational Directors but instead considers diversity given the characteristics of the Board in its entirety.

The Company is committed to thoughtful board refreshment and ongoing board succession planning. During the past two years, two new independent directors have been added to the Company's Board of Directors: Rose Lee, who was elected in 2016, and Andrea Funk, who was elected in 2017. Ms. Lee and Ms. Funk were identified by the Nominating & Governance Committee with the assistance of an independent search firm.

Shareholders who wish to suggest qualified candidates may write, via Certified Mail – Return Receipt Requested, to the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154 (or such other address constituting the Company's principal executive office as may be designated in a subsequent SEC filing) stating in detail the qualifications of the persons they recommend.  Shareholders must include a letter from each person recommended affirming that he or she agrees to serve as a Director of the Company if elected by Shareholders.  However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates.  See "Questions and Answers About the 2018 Annual Meeting" for information on bringing nominations for the Board of Directors at the 2019 Annual Meeting.

Executive Sessions of the Board.  Pursuant to the Company's Corporate Governance Guidelines, the Non-Management Directors of the Company meet periodically at regularly scheduled executive sessions without Management Directors.  The Chairman or the Presiding Director, as appropriate, chairs such meetings.
Proxy Access.  The Board of Directors amended the Company's By-Laws to adopt proxy access in January 2016.  The Company's proxy access By-Law permits Shareholders owning 3% or more of the Company's Common Stock for a period of at least three years to nominate up to the greater of 20% of the Board of Directors or two Directors and include these nominations in the Company's proxy materials.  The number of Shareholders who may aggregate their shares to meet the 3% ownership threshold is limited to 20.
Code of Business Conduct and Ethics.  The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees.  The Code of Business Conduct and Ethics is available on the Company's website at http://www.crowncork.com/investors/corporate-governance/code-business-conduct-and-ethics.  The Company intends to disclose updates to, and waivers of, the Code of Business Conduct and Ethics on the Company's website.
Corporate Responsibility and Sustainability.  See "Corporate Responsibility and Sustainability" on page 5 in the Proxy Statement Summary.
Transactions with Related Persons.  The Nominating and Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons by Directors and Executive Officers required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended ("Regulation S-K").  The written Company policy pertaining to related party transactions is included in the Company's Corporate Governance Guidelines.
Shareholder Engagement. See "Shareholder Engagement" on page 4 in the Proxy Statement Summary.
Communications with the Board of Directors.  Shareholders and other interested parties who wish to send communications on any topic to the Chairman, the Presiding Director, the Independent Directors or the Board as a whole may do so by writing c/o Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154 (or such other address constituting the Company's principal executive office as may be designated in a subsequent SEC filing).  Communications will be forwarded to the Directors if they relate to substantive matters and include information, suggestions or comments that the Chairman or Presiding Director, with the assistance of the Corporate Secretary, deems appropriate for consideration by the Directors.
Company Website.  The Company's Corporate Governance Guidelines and the Charters of the Audit, Compensation and Nominating and Corporate Governance Committees are available on the Company's website at http://www.crowncork.com/investors/corporate-governance.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis ("CD&A") provides an overview of the Company's executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided for 2017 to the Company's Chief Executive Officer ("CEO"), the Company's Chief Financial Officer and the other three Executive Officers who were the highest paid during 2017 (collectively, "Named Executive Officers" or "NEOs").  The names of the Company's 2017 NEOs and their titles at year-end are:

•	Timothy J. Donahue – President and Chief Executive Officer
•	Thomas A. Kelly – Senior Vice President and Chief Financial Officer
•	Gerard H. Gifford – Executive Vice President and Chief Operating Officer (1)
•	Didier Sourisseau – President – European Division (2)
•	Djalma Novaes – President – Americas Division
____________________
(1)	Mr. Gifford became the Company's Executive Vice President and Chief Operating Officer on April 1, 2017. Prior to April 1, 2017, Mr. Gifford held the position of President – European Division.
(2)	Mr. Sourisseau became the Company's President – European Division on April 1, 2017. Prior to April 1, 2017, Mr. Sourisseau held the position of Senior Vice President – Food Europe.

The following discussion and analysis contains statements regarding individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company's compensation programs and should not be understood to be statements of management's expectations or estimates of financial results or other guidance.  The Company specifically cautions investors not to apply these statements to other contexts.

2017 Say-on-Pay Vote Results.  At our Annual Meeting of Shareholders held in April 2017, we held an advisory Shareholder Say-on-Pay vote on the 2016 compensation of our NEOs.  Over 95% of the shares voted at last year's Annual Meeting voted FOR our Say-on-Pay resolution, approving the compensation of our NEOs.  The Board's Compensation Committee (the "Committee") believes the results of the Say-on-Pay vote show strong support for the performance-based and ownership-oriented compensation philosophy that the Committee has utilized.  Accordingly, the Committee did not change its general approach to executive compensation in 2017.  Although the advisory Shareholder vote on executive compensation is non-binding, the Committee will continue to take the outcome of this annual vote into consideration when making compensation decisions for our NEOs.

At-Risk Compensation.  Our executive compensation program is based on our "pay-for-performance" philosophy, as outlined in the following table, with the majority of our NEOs' total direct compensation "at risk" and tied to the accomplishment of performance objectives.

Compensation Element	Basis for Measurement	Alignment with Pay-for- Performance Philosophy
Annual Cash Compensation
Base Salary	Individual performance based on primary duties and responsibilities and market competitiveness.	Competitive compensation required to attract and retain highly qualified executives.
Annual Incentive Bonus	Economic profit and modified operating cash flow.	Use of economic profit and modified operating cash flow metrics drives long-term operating performance and long-term increases in Shareholder value.
Long-Term Equity Compensation
Performance-Based Restricted Stock Awards (approximately two-thirds of total long-term equity compensation)

Total shareholder return relative to industry peer group over three-year period.

Beginning with 2017 grants, in addition to total shareholder return, return on invested capital is used as a second performance metric.

Provides incentive to outperform and deliver superior Shareholder returns relative to peers and to efficiently utilize the Company's capital.  Aligns NEOs with interests of Shareholders and promotes commitment to the long-term performance of the Company.

Time-Based Restricted Stock Awards (approximately one-third of total long-term equity compensation)	Long-term stock price appreciation.	Aligns NEOs with interests of Shareholders and promotes commitment to the long-term performance of the Company.

The allocation of 2017 total direct compensation for our CEO and for our other NEOs among these various components is set forth in the materials on page 7 in the Proxy Statement Summary that highlight the Company's emphasis on "at risk" and equity-based compensation.

Pay-for-Performance Alignment – Forfeiture of Performance Shares.  The Company's executive compensation program is designed to motivate our NEOs to create long-term value for our Shareholders and to efficiently use the Company's invested capital in order to grow our business.  To achieve these objectives, our program emphasizes long-term performance-based incentives that are based, in part, upon total shareholder return relative to a group of industry peers.  Notwithstanding the Company's total shareholder return of 53% over the five-year measurement period for the three most recently completed annual performance periods, because this return underperformed our industry peers, NEOs forfeited 67% of the performance-based shares vesting over the last three years.  (For further detail, see page 6 in the Proxy Statement Summary.)  Such forfeitures display a clear and direct correlation between Shareholder value and our executives' compensation.

Role of the Compensation Committee.  The Committee currently comprises five Directors, all of whom are independent under the NYSE listing standards.  During 2017, the Committee members were Hans Löliger (Chair), Arnold Donald, William Little, Josef Müller and Jim Turner.  The Committee has responsibility for determining and implementing the Company's philosophy with respect to executive compensation.  To implement this philosophy, the Committee oversees the establishment and administration of the Company's executive compensation program.  The Committee operates under a written charter adopted by the Board of Directors. A copy of this charter is available on the Company's website at http://www.crowncork.com/investors/corporate-governance/compensation-committee-charter.

Compensation Philosophy and Objectives.  The Committee maintains a "pay-for-performance" philosophy toward executive compensation. One of the guiding principles of this "pay-for-performance" philosophy is that the executive compensation program should enable the Company to attract, retain and motivate a team of highly qualified executives who will create long-term value for the Shareholders.  To achieve this objective, the Committee has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual and long-term goals that will result in improvement in total shareholder return.  To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation that rewards specific performance by the Company.  In addition, the Committee continually monitors the effectiveness of the program to ensure that the compensation provided to executives remains competitive relative to the compensation paid to executives in a peer group comprising select container and packaging industry and other manufacturing companies.
The Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components.  The Committee believes that a substantial portion of the direct compensation paid to the Company's NEOs should be at risk, contingent on the Company's operating and stock market performance.  Consistent with this philosophy, the Committee will continue to place significant emphasis on stock-based and performance-based compensation in an effort to more closely align compensation with Shareholder interests and increase executives' focus on the Company's long-term performance.  Accordingly, the annual incentive bonus is determined by operating metrics that drive long-term growth and Shareholder value, and approximately two-thirds of the value of the restricted stock granted in 2017 under the Company's long-term incentive plan is tied to performance of the Company's total shareholder return versus that of a peer group and return on invested capital versus the Company's projected three-year average of return on invested capital.

Stock Ownership Guidelines and Share Retention Policy.  Consistent with the Committee's stock ownership-oriented compensation philosophy and its focus on long-term performance, the Company maintains stock ownership guidelines under which our NEOs are expected to own Company Common Stock with a minimum value equal to the applicable multiple of base salary set forth in the following table.

Stock Ownership Guidelines Applicable to NEOs
Position	Multiple of Base Salary
CEO	6x
All other NEOs	3x

Until the ownership requirement is satisfied, an NEO is required to retain 50% of the after-tax value of any Common Stock received as the result of an option exercise or vesting of restricted shares.  At year-end, all the NEOs either owned more than the minimum level of Common Stock or were otherwise in compliance with the stock ownership guidelines.
Prohibition of Hedging and Pledging.  Under the Company's Corporate Governance Guidelines, the Company's Directors and Officers may not engage in hedging transactions with respect to Company securities and may not pledge Company securities as collateral for a loan or otherwise use Company securities to secure a debt.
Committee Process.  The Committee meets as often as necessary to perform its duties and responsibilities.  During 2017, the Committee met three times.  The Committee usually meets with the CEO and, when appropriate, with other Company Officers and outside advisors.  In addition, the Committee periodically meets in executive session without management present.
Setting of Meeting Agenda.  The Committee's meeting agenda is normally established by the Committee Chair in consultation with the CEO and the Vice President of Human Resources.  Committee members receive and review materials in advance of each meeting.  Depending on the meeting's agenda, such materials may include: financial reports regarding the Company's performance, reports on achievement of corporate objectives, reports detailing executives' stock ownership and stock awards and information regarding the compensation programs and compensation levels of certain peer group companies.
Use of Tally Sheets.  The Committee reviews tally sheets when setting annual compensation for the NEOs.  These tally sheets allow the Committee to review each NEO's compensation on an aggregate basis and to see how a change in any one component affects each NEO's total compensation.  For 2017, the Committee used the tally sheet information to review total compensation, the current mix of compensation (e.g., cash versus equity), issues of internal pay equity, total value of Company stock held by each NEO, payouts under certain potential termination scenarios and the aggregate value of retirement benefits.
Retention of Compensation Consultants.  The Committee's charter authorizes the Committee, in its sole discretion, to retain, oversee and terminate consultants to assist it in the evaluation of compensation for the NEOs.  The Committee has sole authority to approve the fees and other retention terms of any such consultant.

Role of Executive Officers in Compensation Decisions.  The Committee makes all decisions regarding the CEO's compensation.  Decisions regarding the compensation of other NEOs are made by the Committee in consultation with, and upon the recommendation of, the CEO.  In this regard, the CEO provides the Committee evaluations of business goals and objectives and executive performance and recommendations regarding salary levels, equity grants and other incentive awards.
Executive Compensation Consultant.  Pursuant to its authority under its charter to retain compensation consultants, the Committee engaged Pay Governance, LLC, an executive compensation consulting firm, to act as its independent advisor with respect to 2017 compensation decisions.
Consultant Independence.  All services provided by Pay Governance to the Committee are conducted under the direction and authority of the Committee, and all work performed by Pay Governance must be pre-approved by the Committee.  Pay Governance does not provide any other services to the Company, and neither Pay Governance nor the individuals who provide services to the Company own any shares of the Company's stock.  There are no personal or business relationships between the Pay Governance consultants and any executive of the Company.  In addition, there are no personal relationships between the Pay Governance consultants and any member of the Committee.  Pay Governance maintains a detailed conflict of interest policy in order to ensure that compensation committees receive conflict-free advice.
Use of Benchmarking.  In advising the Committee regarding 2017 compensation for our NEOs, Pay Governance developed competitive compensation levels by establishing a benchmark match for each NEO position in the competitive market.  Competitive levels were developed for the following elements of pay:
•	base salary
•	target annual incentive
•	target total cash compensation (base salary plus target annual incentive)
•	long-term equity incentives
•	target total direct compensation (target total cash compensation plus the value of long-term equity incentives)
Peer Group Composition.  In establishing its benchmarks for each of the NEOs, Pay Governance gathered data for 17 public companies, or divisions of public companies, defined as the "Peer Group."  Members of the Peer Group are manufacturing companies of similar scope and are generally from the following three categories: (i) other packaging companies, (ii) current or potential suppliers to the Company and (iii) current or potential customers of the Company.  The Peer Group comprises the following companies:
• Avery Dennison Corporation	• Nestlé USA
• Ball Corporation	• Owens-Illinois
• Bemis Company	• PPG Industries
• Campbell Soup Company	• S.C. Johnson & Son
• Colgate Palmolive Company	• Sealed Air Corporation
• Dean Foods Company	• The Sherwin-Williams Company
• Dr Pepper Snapple Group	• United States Steel Corporation
• Eastman Chemical Company	• WestRock
• Greif

Specific benchmark levels were developed using regression analysis to size-adjust the market data to reflect the Company's corporate revenue or the individual business unit revenue, when appropriate.  To provide a broader frame of reference, Pay Governance also analyzed each NEO position against data from general industry.

Compensation Strategy for CEO.  The evaluation of the CEO's performance and the setting of his compensation is one of the fundamental duties of the Committee.  In determining the CEO's direct compensation for 2017, the Committee evaluated the CEO's performance and the Company's performance in the prior year and since Mr. Donahue became CEO in 2016.  In evaluating the CEO's performance, the Committee considered the Company's overall financial, operational and strategic results.  In addition, the Committee continued to focus upon the Company's improvement during Mr. Donahue's tenure in several key metrics that the Committee believes are essential to increase Shareholder value, including:
•
Successful integration of Empaque and expansion in Mexico. During 2016, Mr. Donahue oversaw the successful integration of Empaque, a leading beverage packaging company in Mexico. The Company's acquisition of Empaque in 2015 has expanded the Company's geographic footprint, provided access to high performing assets and reduced costs.  Under his leadership, the Company has continued to substantially expand its footprint in Mexico.

•	Strong cash flow generation. Cash flow from operations remains strong which enabled the Company to reduce debt and return significant value to our Shareholders through share repurchases.
•
Investment in growth markets. The Company has expanded significantly in a number of growth markets important to its future, including in Asia and Latin America. Mr. Donahue has continued to lead the Company in developing its global organic growth initiatives in both emerging and developed markets such as Cambodia, Turkey, Mexico, Myanmar, Indonesia, Colombia, France and the United States.

CEO Target Compensation.  The Committee uses the 50th percentile of the Peer Group's target total direct compensation as a guidepost in determining NEO compensation. However, the Committee generally targets pay below the median market range for incumbents who have recently been promoted.
When Mr. Donahue began as the Company's CEO in 2016, his compensation for his first year was set at a level below the 25th percentile of the Peer Group competitive range.  As Mr. Donahue's performance has met the expectations of the Board, the Committee, utilizing benchmarking data from its consultant Pay Governance, has moved his compensation in line with the 50th percentile of the Peer Group competitive range.
The specific components of Mr. Donahue's 2017 compensation were set as follows:
Base Salary	$1,000,000
Target Annual Incentive	1,200,000
Target Long-Term Incentive	5,200,000
Target Total Direct Compensation	7,400,000

In conjunction with the Committee's emphasis on stock-based compensation, a majority of the CEO's 2017 target total direct compensation was in the form of Company Common Stock.

Compensation Strategy for NEOs other than the CEO.  For 2017, the Committee generally continued following its market-based compensation strategy for the NEOs other than the CEO:
•
Pay levels were evaluated relative to the Peer Group as the primary market reference point.  In addition, general industry data was reviewed as an additional market reference and to ensure robust competitive data.

•
Target total cash compensation and target total direct compensation levels were set towards the middle range of the Peer Group.  The Committee used the 50th percentile of the Peer Group's target total cash compensation and target total direct compensation as a market check in determining compensation.  However, the 50th percentile is a guidepost and not an absolute target.

Components of Compensation.  For 2017, the principal components of compensation for NEOs were base salary, annual incentive bonus, long-term equity incentives, retirement benefits and perquisites.
Base Salary.  The Company provides NEOs with base salaries to compensate them for services rendered during the year.  The Committee recognizes that competitive salaries must be paid in order to attract and retain high-quality executives.  Normally, the Committee reviews NEO salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year.  However, under special circumstances, such as a promotion or increased responsibilities, the Committee may act to increase an NEO's salary during the year.

2017 Base Salaries.  The Committee has determined that base salary levels for the NEOs should be targeted towards the middle range of the Peer Group.  Consistent with this market-based pay strategy, the Committee approved increases in the base salaries of Messrs. Kelly and Novaes in order to move them in line with the middle range of the Peer Group.  Mr. Gifford was promoted to Executive Vice President and Chief Operating Officer in 2017.  In light of his new role, the Committee set Mr. Gifford's initial compensation near the 25th percentile of the Peer Group with a plan to increase his compensation closer to the 50th percentile over time, based on job performance.  Base salaries for each of the NEOs for 2017 were as set forth in the following table.
Name	2017 Base Salary
Timothy Donahue	$1,000,000
Thomas Kelly	605,000
Gerard Gifford (1)	640,000
Didier Sourisseau (2)	501,633
Djalma Novaes	540,000
___________________
(1)
Mr. Gifford was paid a salary of $640,000 in 2017 which was a blend of his base salary as President – European Division prior to his promotion in April 2017 and his annual base salary of $650,000 as Executive Vice President and Chief Operating Officer for the remainder of 2017.

(2)
Mr. Sourisseau was paid a salary of $501,633 in 2017 which was a blend of his base salary as Senior Vice President – Food Europe prior to his promotion in April 2017 and his annual base salary of CHF 500,000 as President – European Division for the remainder of 2017.  Mr. Sourisseau's base salary for 2017 set forth in the table above has been converted from Swiss Francs into U.S. Dollars at the 2017 average exchange rate of $1.016.

Annual Incentive Bonus.  Annual cash bonuses are included as part of the executive compensation program because, consistent with our "pay-for-performance" philosophy, the Committee believes that a significant portion of each NEO's compensation should be contingent on success in achieving annual goals that drive the long-term operating performance of the Company. Our NEOs are eligible for annual cash bonuses under our Annual Incentive Bonus Plan (the "AIB Plan").  For 2017, our NEOs were eligible to receive annual incentive bonuses under the AIB Plan upon the achievement of specified levels of economic profit and modified operating cash flow. The Committee believes the use of economic profit and modified operating cash flow as key performance measures under the AIB Plan drives the Company's long-term operating performance and is closely correlated with long-term increase in Shareholder value.  In 2017, the Committee limited the maximum payout under the AIB Plan to two times the target bonus.

2017 Bonus Opportunities and Results.  For 2017, the Committee assigned each NEO an annual target level under the AIB Plan together with a maximum annual bonus opportunity as a percentage of each NEO's base salary.  Based upon the Peer Group information provided by Pay Governance and the consideration of Officer performance and internal equity, the Committee determined that the target and maximum bonus opportunities for Messrs. Kelly and Novaes for 2017 should be the same as in 2016.  In moving Mr. Donahue's compensation in line with the 50th percentile of the Peer Group competitive range, the Committee increased Mr. Donahue's target bonus opportunity from 115% to 120%. For Mr. Gifford, who was promoted to Executive Vice President and Chief Operating Officer in 2017, the Committee increased his target bonus opportunity to 95%.  The Committee moved Mr. Sourisseau's target bonus opportunity to 80% on his promotion to President – European Division.  The 2017 minimum, maximum and target bonus opportunities together with actual bonuses paid to the NEOs were as follows.
Name	Minimum Bonus as a Percentage of Base Salary	Maximum Bonus as a Percentage of Base Salary	Target Bonus as a Percentage of Base Salary	Target Bonus Amount	Actual Bonus Amount
Timothy Donahue	0%	240%	120%	$1,200,000	$2,295,600
Thomas Kelly	0%	160%	80%	484,000	925,892
Gerard Gifford (1)	0%	190%	95%	585,125	1,129,958
Didier Sourisseau (2)	0%	160%	80%	353,048	699,726
Djalma Novaes	0%	160%	80%	432,000	635,904
___________________
(1)
Mr. Gifford's target bonus was 80% of Base Salary from January 1, 2017 through March 31, 2017 and was 95% of Base Salary from April 1, 2017 through December 31, 2017.  Had Mr. Gifford served as Executive Vice President and Chief Operating Officer for full year 2017, his actual bonus amount would have been $1,181,278.

(2)
Mr. Sourisseau's target bonus was 40% of Base Salary from January 1, 2017 through March 31, 2017 and was 80% of Base Salary from April 1, 2017 through December 31, 2017.  Had Mr. Sourisseau served as President – European Division for full year 2017, his actual bonus amount would have been $812,800.

Performance Measures.  Bonus amounts under the AIB Plan were based on the following performance measures:

•	economic profit – defined generally as net operating profit after tax less cost of capital employed as adjusted for certain items, including currency exchange rates and acquisitions/divestitures
•
modified operating cash flow – defined generally as earnings before interest, taxes, depreciation and amortization reduced by capital spending and adjusted for certain items, including changes in year-end trade working capital

Cost of Capital.  For purposes of calculating economic profit under the AIB Plan, cost of capital employed was defined as the average capital employed multiplied by the average cost of capital.  Capital employed was generally defined as total assets less non-interest bearing liabilities and is adjusted for certain items.  Excluded from capital employed were the following items: investments, net goodwill and intangibles, pension and post-employment assets and liabilities and deferred tax assets and liabilities.  Invested capital may also be adjusted for additional capital employed at the direction of the Company's corporate office or in accordance with overall corporate objectives. For 2017, the AIB Plan used a cost of capital of 9%, which is higher than the Company's actual cost of capital.

Weighting of Performance Measures.  At the beginning of 2017, the Committee determined target levels of performance for each performance measure.  At year-end, the Committee assessed the actual results versus the original goals in determining awards.  The Committee must approve all awards, and all awards are subject to review and downward discretionary adjustment by the Committee.

An NEO's actual bonus amount was determined by: (i) multiplying the NEO's target bonus amount by the actual percentage earned for each of the two performance measures, (ii) weighting each performance measure in accordance with a pre-specified formula, (iii) adding the results together to determine the overall payout factor and (iv) if applicable, reducing the overall payout to the maximum of 200% of the target bonus amount.

As the achievement of each of economic profit and modified operating cash flow increases in excess of respective performance targets, the percentage of each NEOs' target bonus payable with respect to such performance measure also increases. In the case of modified operating cash flow, up to 150% of the target bonus amount will be paid, in incremental increases, as the achievement level increases from 100% to 110% of the performance target. Conversely, the percentage of the target bonus amount payable with respect to modified operating cash flow decreases as achievement falls below 100% of the applicable performance target, with no amount being payable for achievement levels below the threshold of 80% of the applicable performance target. The modified operating cash flow component of the AIB Plan was determined based upon actual performance compared to a budgeted modified operating cash flow amount.

The economic profit component of the AIB Plan was determined by relating current-year economic profit to prior years economic profit, adjusted for currency fluctuations.  In the case of economic profit, up to 150% of the target bonus amount will be paid, in incremental increases, as the achievement level increases from 100% to 110% of the performance target.  Conversely, the percentage of the target bonus amount payable with respect to economic profit decreases as achievement falls below 100% of the applicable performance target, with no amount being payable for achievement levels below the threshold of 80% of the applicable performance target.  No portion of the target bonus amount will be paid for economic profit arising from accounting changes or similar non-cash items.

Notwithstanding the ability to earn up to 150% of the target bonus amount under each of the tests (modified operating cash flow and economic profit), the maximum aggregate bonus opportunity is capped at 200% of the target bonus amount for all NEOs.

Setting of Target Performance Levels.  Generally, the Committee attempts to set the target performance levels so that the relative difficulty of achieving the targets is consistent among the NEOs in any one year and from year to year.  In making this determination the Committee may consider specific circumstances experienced by the Company in prior years or that the Company expects to face in the coming year.  For example, with respect to modified operating cash flow, targets may be set below prior year actual results due to the forecasted increase in capital investment required for the Company's expansion in growth markets, higher input costs due to price increases by suppliers, prior years' actual working capital and variances in average trade working capital.

The economic profit and modified operating cash flow thresholds and targets for 2017 were set at the Company level for the CEO, Chief Operating Officer and Chief Financial Officer.  For division-level NEOs (Messrs. Sourisseau and Novaes), upon achievement of certain division-level targets, 80% of the calculation is based on division-level performance and 20% is based on the Company performance.  If such targets are not reached, 100% of the calculation is based on division-level performance.  The applicable thresholds, targets and actual achievement levels for 2017 are set forth for each NEO in the following table.

Name	Economic Profit (in millions)			Modified Operating Cash Flow (in millions)
	Threshold	Target	Actual	Threshold	Target	Actual
Timothy Donahue	$381.9	$477.4	$498.5	$706.0	$882.5	$924.0
Thomas Kelly	381.9	477.4	498.5	706.0	882.5	924.0
Gerard Gifford	381.9	477.4	498.5	706.0	882.5	924.0
Didier Sourisseau (1)	192.9	241.1	244.9	279.4	349.3	385.8
Djalma Novaes (1)	164.3	205.4	194.1	389.6	487.0	534.6
____________________
(1)
The threshold and target numbers for Messrs. Sourisseau and Novaes are their respective division-level numbers.  To the extent that Company-level performance is included in computing their actual bonuses as explained above, the applicable threshold and target numbers with respect to Company-level performance are the same as set forth for Messrs. Donahue, Kelly and Gifford.

2017 Bonus Calculations.  Messrs. Donahue, Gifford and Kelly received bonuses under the AIB Plan equal to 191.3% of their respective target bonus amounts.  For Messrs. Donahue, Gifford and Kelly, 97.0% was attributable to modified operating cash flow and 94.3% to economic profit.  Mr. Novaes received a bonus under the AIB Plan equal to 147.2% of his target bonus amount, 118.2% attributable to modified operating cash flow and 29.0% to economic profit.  None of his bonus was attributable to Company-level performance.  Mr. Sourisseau received a bonus under the AIB Plan equal to 196.7% of his target bonus amount, 125.4% attributable to modified operating cash flow and 71.3% to economic profit.  Mr. Sourisseau's bonus reflects participation in Company-level performance as described above.

Long-Term Equity Incentives.  The Committee believes that equity-based incentives, delivered through annual grants of time-based restricted stock and performance-based restricted stock, are an important link between executive and Shareholder interests.  Because the Committee believes that a significant portion of the benefits realized from long-term equity-based incentive grants should require continuous improvement in value created for the Shareholders, approximately two-thirds of the targeted value of stock awards to NEOs is performance-based.  For grants in 2016 and prior years, the Company used total shareholder return ("TSR") as the single performance metric for purposes of awarding performance-based shares.  However, beginning in 2017, in response to Shareholder feedback regarding the Company's use of a single metric and a market trend away from a single metric, the Committee approved the use of return on invested capital ("ROIC") as a second performance metric to determine vesting of performance-based shares.  The Committee believes that the use of this second metric will better align the Company's long-term incentive plan with its peers and with current market practice.  Although the Committee may vary the size of annual grants based on the Company's and executive's performance, the total annual equity award granted to each NEO is generally determined based upon the difference between the total direct compensation target established by the Committee, using the competitive market benchmarking and internal factors described above, and the sum of the NEO's base salary and target annual incentive bonus.  See "Compensation Strategy for CEO" and "Compensation Strategy for NEOs other than the CEO."

Equity awards to NEOs are generally made by the Committee each year in the form of restricted stock as part of the normal annual compensation review cycle.  The awards for a particular year generally occur in January or February.  In addition, the Committee may approve equity awards for newly hired executives or in recognition of an executive's promotion or expansion of responsibilities.
The Committee approved the following award structure for 2017:
•
Target Award Levels.  Award levels were generally set to deliver target total direct compensation (sum of base salary, annual and long-term equity incentives) in the middle range of the Peer Group after taking into account the competitive positioning of the executives' target total cash compensation.

•
Performance-Based Restricted Stock.  Approximately two-thirds of an NEO's targeted long-term equity incentive was delivered in performance-based restricted stock, approximately half of which may be earned based on the Company's TSR relative to a group of industry peers over a three-year performance period and approximately half of which may be earned based on ROIC over the same three-year performance period relative to the Company's projected three-year average of return on invested capital.  A target number of shares was established for 2017 for each NEO, as set forth in the "Grants of Plan-Based Awards" table in the Executive Compensation section below.  Actual vesting of performance-based share awards generally will not occur until the third anniversary of the grant date, if at all.  The Committee believes that, in addition to linking a substantial portion of our NEOs' compensation to the long-term performance of the Company, the three-year vesting structure provides a strong retention element because an NEO terminating employment (other than for retirement with Committee approval, disability or death) will leave behind unvested awards.

•
Time-Based Restricted Stock.  Approximately one-third of an NEO's targeted long-term equity incentive was delivered in time-based restricted stock that vests in equal annual installments over three years from the date of the award in the amounts set forth on the "Grants of Plan-Based Awards" table in the Executive Compensation below.

Industry Peer Group Composition.  The Committee believes that for purposes of comparing TSR it is appropriate to utilize a recognized publicly available index of container and packaging industry companies as the peer group.  As a result, with respect to determining shareholder return for 2017 grants, the Committee will use the Dow Jones U.S. Containers & Packaging Index, currently comprising the Company and the following other companies:
• AptarGroup	• Owens-Illinois
• Avery Dennison Corporation	• Packaging Corporation of America
• Ball Corporation	• Sealed Air Corporation
• Bemis Company	• Silgan Holdings
• Berry Plastics Group	• Sonoco Products Company
• Graphic Packaging	• WestRock
• International Paper

Performance Vesting Schedule for TSR-Based Awards.  The Committee determined that, for the portion of performance-based shares vesting on the basis of TSR, such shares would vest based on the following schedule.
TSR Percentile Ranking Versus Peers	Percentage of Shares Vesting
90th or Above	200%
75th – 89th	150-199%
50th – 74th	100-149%
40th – 49th	50-99%
25th – 39th	25-49%
Below 25th	0%

Calculation of TSR.  TSR is calculated by dividing the closing share price of a company's common stock on the ending date of the applicable three-year calendar period plus cumulative dividends during such period, if any, by the closing share price of such company's common stock on the beginning date of the applicable period.  In the event that the Company's TSR percentile ranking is between the specified percentiles, the vesting percentage is pro-rated on a straight-line basis.

Performance Vesting Schedule for ROIC-Based Awards.  The Committee determined that, for the portion of performance-based shares vesting on the basis of ROIC, such shares would vest on the following schedule.
ROIC	Percentage of Shares Vesting
13.7% or Above	200%
12.7%	100%
11.7%	25%
Below 11.7%	0%

Calculation of ROIC. ROIC is calculated by dividing the Company's after-tax segment income from continuing operations, adjusted for pension and post-retirement expenses, by the average invested capital.  ROIC is subject to adjustment for foreign exchange, acquisitions and divestitures, and non-recurring and other significant non-operational items.  The target is equal to the Company's projection of its three-year average of ROIC of 12.7%.  The overall range and associated payouts are described below.  In the event that the Company's ROIC is between the specified percentiles, the vesting percentage is pro-rated on a straight-line basis.
2017 Long-Term Equity Incentive Awards.  The following tables set forth the target number of time-based and performance-based restricted shares granted to the NEOs for 2017 as well as the minimum and maximum number of performance-based shares that may vest based on the Company's TSR relative to the industry peer group over the applicable performance period and ROIC over the same three-year performance period relative to the Company's projected three-year average of ROIC.  The tables also set forth the fair value of the shares on the date of grant.  Fair value on the date of grant was based on a share price of $53.35 for time-based restricted stock and the portion of the performance-based restricted stock that vests on the basis of ROIC and $50.54 for the portion of the performance-based restricted stock that vests on the basis of TSR (based on a Monte Carlo valuation model) with respect to the normal annual 2017 grants awarded to Messrs. Donahue, Kelly, Gifford and Novaes.  Mr. Gifford received an additional grant and Mr. Sourisseau an initial grant when they were promoted to Executive Vice President and Chief Operating Officer and President – European Division, respectively, in April 2017.  With respect to those grants, the fair value on the date of grant was $52.95 per share for time-based shares and ROIC performance-based shares and $50.78 per share for TSR performance-based shares.

Name	Time-Based Restricted Stock
	Shares	Award Value
Timothy Donahue	32,490	$1,733,342
Thomas Kelly	6,804	362,993
Gerard Gifford	10,167	541,666
Didier Sourisseau	5,508	291,649
Djalma Novaes	5,904	314,978

Name	Performance-Based Restricted Stock
	TSR-Based Award				ROIC-Based Award
	Target Shares	Award Value	Minimum Shares	Maximum Shares	Target Shares	Award Value	Minimum Shares	Maximum Shares
Timothy Donahue	34,296	$1,733,320	0	68,592	32,490	$1,733,342	0	64,980
Thomas Kelly	7,182	362,978	0	14,364	6,804	362,993	0	13,608
Gerard Gifford	10,709	541,698	0	21,418	10,167	541,666	0	20,334
Didier Sourisseau (1)	5,744	291,680	0	11,488	5,508	291,649	0	11,016
Djalma Novaes	6,233	315,016	0	12,466	5,904	314,978	0	11,808
____________________
(1)
The shares awarded to Messrs. Donahue, Kelly, Gifford and Novaes are unvested restricted shares.  Mr. Sourisseau instead receives a commitment for a future award of deferred shares that are to be issued subject to the same time-based and performance-based conditions as relate to the restricted stock granted to the other NEOs and that are to be issued at the same time that restricted shares are vested for the other NEOs.  For ease of reference, this document uses the term "restricted shares" for all shares, whether restricted or deferred.

Pay-for-Performance Alignment - NEO Forfeiture of Performance-Based Shares.  Notwithstanding positive shareholder return totaling 53% over the 2013 to 2017 time period that comprised the cumulative performance period for the 2013, 2014 and 2015 performance share grants, the Company's NEOs nevertheless forfeited 67% of the performance-based shares that were granted in 2013, 2014 and 2015 and were eligible to vest in 2016, 2017 and 2018.  The Committee views this as demonstrative of the Company's "pay-for-performance" philosophy.  See "Pay for Performance – NEO Forfeiture of Performance Based Shares" on page 6 in the Proxy Statement Summary.

Retirement Benefits.  To attract and retain highly qualified senior executives and as an incentive for long-term employment, the Company maintains a number of retirement plans.

U.S. Pension Plan.  In the United States, the Company maintains a defined benefit pension plan (the "U.S. Pension Plan") for certain eligible employees in which all NEOs except Mr. Sourisseau participate.  The U.S. Pension Plan is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").  The U.S. Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years prior to employment termination.  For purposes of the U.S. Pension Plan, earnings consist of salary excluding any bonus.  These average earnings are multiplied by 1.25% and by years of service, which yields the annual Company-funded pension benefit.  Under U.S. federal law for 2017, benefits from the U.S. Pension Plan are limited to $215,000 per year and may be based only on the first $270,000 of an employee's annual earnings.

Senior Executive Retirement Plan.  Because of the benefit limits under the U.S. Pension Plan described above, the Company provides additional retirement benefits to the NEOs under the Senior Executive Retirement Plan ("SERP").  The annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.0% of the average of the five highest consecutive years of earnings (consisting of salary and bonus, but excluding stock compensation, and determined without regard to the limits imposed on tax-qualified plans) during the last 10 years of employment times years of service up to twenty years plus (ii) 1.45% of such average earnings for the next fifteen years plus (iii) at the discretion of the Committee, 1% of such average earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive's pension plan benefits.  In the case of Mr. Gifford, the SERP is reduced by his benefits under the Company's Restoration Plan (described below).

All benefits earned under the SERP are paid in a lump sum.  If an NEO with a vested retirement benefit under the SERP dies prior to termination of employment, the NEO's surviving spouse will be entitled to a 50% survivor benefit.  The SERP also provides a lump-sum death benefit of five times the annual retirement benefit.
SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or upon a "change in control" of the Company.  Messrs. Donahue and Gifford are vested.
Restoration Plan.  Prior to participating in the SERP, Mr. Gifford became a participant in the Company's Restoration Plan.  Participants in the Restoration Plan receive supplemental retirement benefits equal to the difference between (i) the benefits that they would have accrued under the U.S. Pension Plan if their target bonus amounts were included in compensation for purposes of calculating their benefits under that Plan and if certain statutory benefit limits did not apply and (ii) the benefits that they actually accrue under the U.S. Pension Plan.  As described above, the benefits to which Mr. Gifford is entitled under the SERP will be offset by the benefits to which he is entitled under the Restoration Plan.
U.S. Defined Contribution Plan.  The Company also maintains a tax-qualified 401(k) Retirement Savings Plan to which all U.S. salaried employees, including all NEOs except Mr. Sourisseau, are able to contribute a portion of their salaries on a pre-tax basis.  Subject to certain Code limits, the Company will match 50% of the first 3% of salary that is contributed to this 401(k) plan.
Swiss Pension Plan.  Mr. Sourisseau participates in a pension plan maintained for the benefit of certain Company employees in Switzerland (the "Swiss Pension Plan").  For each year Mr. Sourisseau participates in the Swiss Pension Plan, the Company will contribute an amount on Mr. Sourisseau's behalf equal to 10% times the sum of (i) the lesser of his target bonus and his actual bonus for such year and (ii) his base salary for such year (in each case, reduced in coordination with certain statutory limits).  For employees age 55 and older, which age Mr. Sourisseau will reach in 2020, the Company increases its contribution to 12%.

Perquisites.  The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives.  An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.  An item is not a perquisite if it is integrally and directly related to the performance of the executive's duties.  In 2017, the NEOs were provided, among others, the following perquisites: automobile allowances, insurance coverage and, in certain cases, overseas allowances.  The Company revised its policy regarding Company-provided automobiles to eliminate after 2018 Company-provided automobiles for most Corporate Headquarters employees, including Messrs. Donahue, Kelly, Gifford and Novaes.

Severance.  The Company has employment agreements with all of the NEOs.  In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances.  For more information regarding these potential severance payments and benefits, see "Employment Agreements and Potential Payments upon Termination" in the Executive Compensation section below.  The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Tax Deductibility of Executive Compensation.  For 2017, compensation paid to our CEO and to each of our three highest paid NEOs other than our Chief Financial Officer will not be deductible for federal income tax purposes to the extent such compensation exceeds $1 million unless such compensation is "performance-based" as defined in Section 162(m) of the Code.  The Committee has structured performance-based awards to the NEOs under the Company's long-term equity compensation program to qualify for this exemption. In addition, under the AIB Plan, the Committee has structured annual incentive bonuses to qualify for this exemption.

The Tax Cuts and Jobs Act, which was passed in December 2017, eliminated the "performance-based" compensation exemption under Section 162(m) of the Code and made several other significant changes to Section 162(m).  Therefore, for 2018 and going forward, compensation paid to our CEO, our Chief Financial Officer and to each of our other NEOs will not be deductible for federal income tax purposes to the extent such compensation exceeds $1 million, regardless of whether such compensation would have qualified for the "performance-based" exemption under prior law.  Any individual who is a "covered employee" (as defined in Section 162(m) of the Code) in 2017 or becomes a covered employee thereafter will remain subject to the $1 million tax deductibility limit regardless of loss of status as an NEO or termination of employment.  The Committee believes that Shareholder interests are best served by not restricting the Committee's discretion and flexibility in structuring compensation programs, even if such compensation results in non-deductible expenses under applicable law. However, consistent with our compensation philosophy of linking pay to performance and aligning executive interests with those of our Shareholders, we currently expect that we will continue to structure our executive compensation program so that a significant portion of total executive compensation is performance-based.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company's management.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted on February 21, 2018 by the members of the Compensation Committee.

Hans Löliger, Chair Arnold Donald William Little Josef Müller Jim Turner

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists certain information regarding compensation earned during the Company's last three fiscal years by the Company's Chief Executive Officer, Chief Financial Officer and other three Executive Officers who were the highest paid during 2017.

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total Compensation

Timothy Donahue	2017	$1,000,000	$5,200,004	$2,295,600	$2,810,148	$634,208	$11,939,960
President and Chief Executive Officer	2016	915,000	5,051,113	2,594,849	1,994,476	419,188	10,974,626
	2015	645,000	1,612,495	1,473,235	187,019	38,122	3,955,871

Thomas Kelly	2017	605,000	1,088,964	925,892	1,532,894	307,844	4,460,594
Senior Vice President and Chief Financial Officer	2016	575,000	1,035,302	1,134,360	1,263,055	222,240	4,229,957
	2015	528,000	897,576	761,682	591,150	91,490	2,869,898

Gerard Gifford	2017	640,000	1,625,030	1,129,958	2,482,355	995,275	6,872,618
Executive Vice President and Chief Operating Officer	2016	600,000	1,308,274	1,292,640	2,051,731	868,177	6,120,822
	2015	578,000	1,260,027	1,387,200	1,707,355	903,153	5,835,735

Didier Sourisseau (4)	2017	501,633	874,978	699,726	2,760,727	617,628	5,454,692
President-European Division

Djalma Novaes	2017	540,000	944,972	635,904	904,365	175,813	3,201,054
President-Americas Division	2016	510,000	892,798	944,928	791,196	137,162	3,276,084

(1)
The amounts in this column, computed in accordance with current Financial Accounting Standard Board guidance for accounting for and reporting of stock-based compensation, represent the aggregate grant-date fair value of time-based restricted stock and performance-based restricted stock (market condition for TSR, performance condition for ROIC) awards issued by the Company for the respective fiscal years.  The grant-date fair market values of the time-based restricted stock awards were as follows:  Mr. Donahue:  $1,733,342 for 2017, $1,683,702 for 2016 and $537,491 for 2015; Mr. Kelly:  $362,993 for 2017, $345,106 for 2016 and $299,198 for 2015; Mr. Gifford:  $541,666 for 2017, $436,085 for 2016 and $420,013 for 2015; Mr. Sourisseau:  $291,649 for 2017; and Mr. Novaes:  $314,978 for 2017 and $297,606 for 2016.  The grant-date fair market values of the performance-based restricted stock, assuming instead that the highest level of performance conditions were to be achieved, would be as follows:  Mr. Donahue:  $7,126,066 for 2017, $6,394,453 for 2016 and $2,062,218 for 2015; Mr. Kelly:  $1,492,306 for 2017, $1,310,629 for 2016 and $1,147,890 for 2015; Mr. Gifford:  $2,224,432 for 2017, $1,656,220 for 2016 and $1,611,428 for 2015; Mr. Sourisseau:  $1,191,587 for 2017; and Mr. Novaes:  $1,295,018 for 2017 and $1,130,223 for 2016.  If the minimum level of performance conditions were not to be achieved, the value of the performance-based restricted stock awards would be $0 in all cases.  Further detail surrounding the shares awarded, the method of valuation and the assumptions made are set forth in Note P, "Stock-Based Compensation" to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.  There can be no assurance that the amounts related to performance-based shares will ever be realized by the NEOs.

(2)
The amounts in this column reflect the increase in actuarial present value of defined benefit retirement plans, including supplemental plans, for the respective fiscal years.  Actuarial valuations were based on assumptions that were in accordance with the guidelines of FASB ASC Topic 715 and that are discussed in Note T, "Pension and Other Postretirement Benefits" to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.  The change in value represents the difference between the highest value disclosed for such benefit in prior years and the value of such benefit at the end of the reporting year.

(3)	The amounts in this column for 2017 include the following items:

	T. Donahue	T. Kelly	G. Gifford	D. Sourisseau	D. Novaes

Change in Value of SERP Life Insurance	$561,283	$295,044	$419,675	$515,232	$171,763
FICA on Change in SERP Valuation	43,160	0	154,945	0	0
Automobile Allowance	25,715	8,750	9,115	35,843	0
Defined Contribution Plan Company Contributions *	4,050	4,050	4,050	66,553	4,050
Overseas Housing Allowance	0	0	24,995	0	0
Third Country National Expat Benefits **	0	0	382,495	0	0
Total	$634,208	$307,844	$995,275	$617,628	$175,813

*
See the Retirement Benefits subsection of the Compensation Discussion and Analysis section of this Proxy Statement for a more complete description of the U.S. and Swiss defined contribution benefit plans applicable to the NEOs.

**
Third Country National Expat Benefits include $315,814 of tax equalization payments for Mr. Gifford.  They also include other payments in accordance with the Company's Third Country National Expat Benefits policy, designed to facilitate employees' relocation overseas and to compensate for higher cost-of-living expenses and income taxes over and above those that the relocated employees would have incurred had they remained in their home countries.  Mr. Gifford relocated to the U.S. when promoted to Chief Operating Officer in 2017 and receives no Third Country National Expat Benefits in connection with his present position.

(4)	Mr. Sourisseau's non-equity compensation for 2017 set forth in the table above has been converted from Swiss Francs into U.S. Dollars at the 2017 average exchange rate of $1.016.

Grants of Plan-Based Awards
The following table provides information about the annual incentive bonuses that the Company's NEOs were eligible to receive for 2017 under the Company's Annual Incentive Bonus Plan and stock-based awards granted in 2017 to each of the Company's NEOs under the Company's Stock-Based Incentive Compensation Plan.  There can be no assurance that the fair value of the performance-based stock awarded to the Company's NEOs in 2017 will ever be realized by the NEOs.  For further information and the assumptions made in determining the grant-date fair values of the stock awards, see Notes A and P to the Company's financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
Name	Grant Dates of Equity Awards	Estimated Future Payouts under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	2017 Grant Date Fair Value of Stock and Option Awards (4) ($)
		Minimum ($)	Target ($)	Maximum ($)	Minimum (Shares)	Target (Shares)	Maximum (Shares)
Timothy Donahue	2/28/2017 (5)	0	1,200,000	2,400,000	0	66,786	133,572	32,490	5,200,004
Thomas Kelly	02/28/2017 (6)	0	484,000	968,000	0	13,986	27,972	6,804	1,088,964
Gerard Gifford	2/28/2017 and 4/03/2017 (7)	0	585,125	1,170,250	0	20,876	41,752	10,167	1,625,030
Didier Sourisseau	4/03/2017 (8)	0	353,048	706,096	0	11,252	22,504	5,508	874,978
Djalma Novaes	2/28/2017 (9)	0	432,000	864,000	0	12,137	24,274	5,904	944,972

(1)
These amounts represent the range of annual non-equity incentive bonuses for which the NEOs were eligible in 2017 under the Company's AIB Plan.  For further information relating to the AIB Plan, see "Compensation Discussion and Analysis – Annual Incentive Bonus."  For the actual awards earned under the AIB Plan for 2017, see the Summary Compensation Table above.

(2)
These amounts represent the range of stock-based compensation that might be realized under the 2017 performance-based restricted stock awards.  The potential payouts are based on performance and are therefore at risk. The performance awards make up approximately two-thirds of the stock-based compensation.  The first performance measure, representing approximately one-third of the stock-based compensation (or half of the performance-based portion), is based upon the total shareholder return ("TSR") achieved by the Company from January 1, 2017 to December 31, 2019 versus the TSR during that same period of a defined peer group of companies that are described in "Compensation Discussion and Analysis – Long-Term Equity Incentives" above.  The second performance measure, representing approximately one-third of the stock-based compensation (or half of the performance-based portion), is based on the Return on Invested Capital ("ROIC") achieved by the Company from January 1, 2017 to December 31, 2019 compared to the ROIC target established by the Compensation Committee.  The vesting of the performance-based shares from the 2017 award will occur in 2020, with the actual number of shares vesting dependent upon the Company's TSR compared to that of the peer group and performance against the ROIC target.  For further details, refer to Note P, "Stock-Based Compensation" to the Company's financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.  Rights to the performance-based shares are not forfeited upon death or disability and remain subject to attainment of the performance goal.  Performance-based shares may not be forfeited upon retirement at the discretion of the Committee and, if not forfeited, remain subject to attainment of the performance goal.  TSR performance-based shares vest upon a "change in control" of the Company based on the Company's TSR as compared to that of the peer group at the time of the "change in control."  ROIC performance-based shares vest upon a "change in control" of the Company based on the ROIC of the Company compared to that of the ROIC target from January 1, 2017 until and including the date of the "change in control."  Awards to Mr. Sourisseau are deferred shares instead of restricted shares.  His shares are issued on the vesting date for restricted shares for the other NEOs.  See note (1) on page 41.

(3)
These amounts represent time-based restricted stock awarded in 2017.  Time-based restricted stock vests annually over three years from the date of the award.  If a participant terminates employment due to retirement with Committee approval, disability or death, or upon a "change in control" of the Company, vesting of the award accelerates.

(4)
These amounts represent the grant-date fair value of time-based restricted stock and performance-based restricted stock awarded in 2017.  The grant-date fair value of the time-based restricted stock and ROIC performance-based shares is the $53.35 per share closing price of the Company's Common Stock on the date of the award on February 28, 2017.  The grant-date fair value of the TSR performance-based shares is $50.54 for the February 28, 2017 awards and is based on a Monte Carlo valuation model.  For Mr. Sourisseau's April 3, 2017 award, along with the additional award issued to Mr. Gifford on that date as a result of his promotion to Chief Operating Officer, the grant-date fair value of the time-based restricted stock and ROIC performance-based shares is the $52.95 per share closing price of the Company's Common Stock on that date.  The grant-date fair value of the TSR performance-based shares is $50.78 and is based on a Monte Carlo valuation model.  The Committee has determined that approximately two-thirds of the targeted value of stock awards to NEOs should be performance-based.  In order for the Company in 2017 to deliver two-thirds of the value of an NEO's targeted long-term equity incentive in performance-based restricted stock, somewhat less than one-third of the total number of shares granted were time-based restricted shares, and somewhat more than two-thirds were performance-based restricted shares because the prescribed valuation methods under FASB ASC Topic 718 result in lower per unit values for TSR performance-based restricted stock than for time-based restricted stock and ROIC performance-based restricted stock. Further details regarding these shares, the method of valuation and the assumptions made are set forth in Note P, "Stock-Based Compensation" to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(5)
Represents grant to Mr. Donahue of 99,276 shares of stock-based compensation under the 2013 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 32,490 shares vests over a three-year period as follows:  10,830 shares on February 28, 2018, 2019 and 2020.  The remaining 66,786 shares of performance-based restricted stock vest on February 28, 2020 as follows:  32,490 shares based on the Company's ROIC from January 1, 2017 to December 31, 2019 compared to the established ROIC target; 34,296 shares based on the Company's TSR for that same period versus the TSR of a defined peer group of companies.  The final number of performance-based shares actually vesting may vary from 0 to 133,572.

(6)
Represents grant to Mr. Kelly of 20,790 shares of stock-based compensation under the 2013 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 6,804 shares vests over a three-year period as follows:  2,268 shares on February 28, 2018, 2019 and 2020.  The remaining 13,986 shares of performance-based restricted stock vest on February 28, 2020 as follows:  6,804 shares based on the Company's ROIC from January 1, 2017 to December 31, 2019 compared to the established ROIC target; 7,182 shares based on the Company's TSR for that same period versus the TSR of a defined peer group of companies.  The final number of performance-based shares actually vesting may vary from 0 to 27,972.

(7)
Represents grant to Mr. Gifford of 31,043 shares of stock-based compensation under the 2013 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 10,167 shares vests over a three-year period as follows:  2,770 shares on February 28, 2017 and 2018, and 2,769 shares on February 28, 2020; 620 shares on April 3, 2018 and 619 shares on April 3, 2019 and 2020.  17,080 shares of performance-based restricted stock vest on February 28, 2020 as follows:  8,309 shares based on the Company's ROIC from January 1, 2017 to December 31, 2019 compared to the established ROIC target; 8,771 shares based on the Company's TSR for that same period versus the TSR of a defined peer group of companies.  3,796 shares of performance-based restricted stock vest on April 3, 2020 as follows:  1,858 shares based on the Company's ROIC from January 1, 2017 to December 31, 2019 compared to the established ROIC target; 1,938 shares based on the Company's TSR for that same period versus the TSR of a defined peer group of companies.  The final number of performance-based shares actually vesting may vary from 0 to 41,752.

(8)
Represents grant to Mr. Sourisseau of 16,760 shares of stock-based compensation under the 2013 Stock-Based Incentive Compensation Plan.  Time-based deferred stock totaling 5,508 shares will be issued over a three-year period as follows:  1,836 shares on April 3, 2018, 2019 and 2020.  The remaining 11,252 shares of performance-based deferred stock will be issued on April 3, 2020 as follows:  5,508 shares based on the Company's ROIC from January 1, 2017 to December 31, 2019 compared to the established ROIC target; 5,744 shares based on the Company's TSR for that same period versus the TSR of a defined peer group of companies.  The final number of performance-based shares actually issued may vary from 0 to 22,504.

(9)
Represents grant to Mr. Novaes of 18,041 shares of stock-based compensation under the 2013 Stock-Based Incentive Compensation Plan.  Time-based restricted stock totaling 5,904 shares vests over a three-year period as follows:  1,968 shares on February 28, 2018, 2019 and 2020.  The remaining 12,137 shares of performance-based restricted stock vest on February 28, 2020 as follows:  5,904 shares based on the Company's ROIC from January 1, 2017 to December 31, 2019 compared to the established ROIC target; 6,233 shares based on the Company's TSR for that same period versus the TSR of a defined peer group of companies.  The final number of performance-based shares actually vesting may vary from 0 to 24,274.

Outstanding Equity Awards at Fiscal Year-End
The following table shows the number of shares covered by exercisable and unexercisable options (under "Option Awards") and unvested time-based restricted Common Stock and unvested performance-based restricted Common Stock (under "Stock Awards") held by the Company's NEOs on December 31, 2017.  These outstanding equity awards have been granted to the Company's NEOs under the Company's 2006 and 2013 stock-based incentive compensation plans.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (Shares)	Number of Securities Underlying Unexercisable Options (Shares)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) (Shares)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Timothy Donahue					59,245	3,332,531	153,454	8,631,788
Thomas Kelly					13,552	762,300	39,031	2,195,494
Gerard Gifford	30,000		39.77	5/25/2021	18,976	1,067,400	54,140	3,045,375
Didier Sourisseau(4)					8,633	485,606	11,252	632,925
Djalma Novaes					11,759	661,444	33,940	1,909,125

(1)
These amounts represent outstanding unvested time-based restricted stock awards (right to deferred shares in the case of Mr. Sourisseau).  Time-based restricted stock vests annually over three years from the date of the award.  Accordingly, with respect to awards made in 2015, the remaining one-third vested on January 6, 2018; with respect to awards made in 2016, the second one-third vested on January 8, 2018 and the final one-third will vest on January 8, 2019; and with respect to awards made in 2017, the first one-third vested on February 28, 2018, the second one-third will vest on February 28, 2019 and the final one-third will vest on February 28, 2020; except that as to a portion of Mr. Gifford's 2017 award and all of Mr. Sourisseau's 2017 award, the first one-third will vest on April 3, 2018, the second one-third will vest on April 3, 2019 and the final one-third will vest on April 3, 2020.  Mr. Sourisseau also will be issued 3,125 shares on May 14, 2018 under the plan he participated in prior to his promotion to President – European Division.  With respect to Mr. Sourisseau, all references to "vesting" herein actually mean issuance of deferred shares.  See note (1) on page 41.  If a participant terminates employment due to retirement with Committee approval, disability or death, or upon a "change in control" of the Company, vesting of the unvested time-based restricted and issuance of the deferred stock awards accelerates to the date of termination.

(2)	Computed as of December 31, 2017. The closing price of the Company's Common Stock on December 31, 2017 was $56.25.

(3)
These amounts represent outstanding unvested performance-based restricted stock (in Mr. Sourisseau's case, unissued deferred stock) at target levels.  The range of shares to be vested (issued, in Mr. Sourisseau's case) is 0 to 200% of the target based on the levels of performance achieved under the 2015 award from January 1, 2015 to December 31, 2017, under the 2016 award from January 1, 2016 to December 31, 2018 and under the 2017 award from January 1, 2017 to December 31, 2019.  The number reported does not include any additional shares that may be awarded based upon the Company's performance but does include shares that may be forfeited based on the Company's performance.  The vesting date for the performance-based shares awarded in 2015 was January 6, 2018.  On that date, all performance-based shares were forfeited as follows:  for Mr. Donahue – 20,705 shares with a value on December 31, 2017 of $1,164,656; for Mr. Kelly – 11,525 shares with a value on December 31, 2017 of $648,281; for Mr. Gifford – 16,179 shares with a value on December 31, 2017 of $910,069; and for Mr. Novaes – 10,144 shares with a value on December 31, 2017 of $570,600.  Mr. Sourisseau did not receive performance-based grants in 2015.  For further information relating to the 2018 performance-based share vesting, see "Compensation Discussion and Analysis – Long-Term Equity Incentives."  Rights to the performance-based shares are not forfeited upon death or disability and remain subject to attainment of the performance goal.  Performance-based shares may not be forfeited upon retirement at the discretion of the Committee and, if not forfeited, remain subject to attainment of the performance goals.  TSR performance-based shares vest upon a "change in control" of the Company based upon the Company's TSR as compared to that of the peer group at the time of the "change in control."  ROIC performance-based shares vest upon a "change in control" of the Company based upon the ROIC of the Company compared to that of the ROIC target from January 1, 2017 until and including the date of the "change in control."

(4)	All shares listed for Mr. Sourisseau are deferred shares.

Option Exercises and Stock Vested
The following table shows the number of shares of the Company's Common Stock acquired and the actual value received during 2017 upon the exercise of stock options or vesting of stock awards.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3) ($)
Timothy Donahue			33,104	1,760,660
Thomas Kelly	40,000	1,188,988	13,891	740,101
Gerard Gifford			19,791	1,054,509
Didier Sourisseau			3,125	177,906
Djalma Novaes			3,810	204,009

(1)
The amounts in this column calculate the aggregate dollar amount realized upon exercise by multiplying the number of shares underlying exercised options times the difference between the market price of the underlying Company Common Stock at the date of exercise and the exercise price of such options.

(2)
Amounts in this column include both time-based restricted and performance-based restricted stock that vested in 2017.  Vested shares included in this column include 14,073 performance-based shares for Mr. Donahue, 7,469 performance-based shares for Mr. Kelly and 10,975 performance-based shares for Mr. Gifford.  For further information relating to the vesting of performance-based share awards, see "Compensation Discussion and Analysis – Long-Term Equity Incentives."

(3)
The amounts in this column are the aggregate dollar amount realized upon vesting, calculated by multiplying the number of shares of stock times the market value of the Company Common Stock at the date of vesting.

Pension Benefits
The following table shows estimated benefits payable upon retirement to the NEOs under the Company's U.S. Pension Plan and Senior Executive Retirement and Restoration Plans, the pension benefits plans maintained by the Company in which the NEOs participate.

Name	Plan Name (1)(2)	Number of Years Credited Service (3)	Present Value of Accumulated Benefit (4)(5) ($)
Timothy Donahue	Pension Plan SERP	27 27	837,498 9,933,453
Thomas Kelly	Pension Plan SERP	26 26	870,391 4,994,642
Gerard Gifford	Pension Plan SERP/Restoration Plan (6)	35 35	1,335,512 9,975,826
Didier Sourisseau	SERP	27	2,760,727
Djalma Novaes	Pension Plan SERP	7 18	217,870 2,668,981

(1)
The U.S. Pension Plan in which all NEOs except Mr. Sourisseau participate is designed and administered to qualify under Section 401(a) of the Code.  For further information, see "Compensation Discussion and Analysis – Retirement Benefits."

(2)
The annual benefit for the NEOs under the SERP is based upon a formula equal to (i) 2.0% of the average of the five highest consecutive years of earnings during the last 10 years of service (consisting of salary and bonus, but excluding stock compensation, and determined without regard to the limits imposed on tax-qualified plans) times years of service up to twenty years plus (ii) 1.45% of such average earnings for the next fifteen years plus (iii) at the discretion of the Compensation Committee, 1% of such average earnings for years of service beyond thirty-five years less (iv) Social Security old-age benefits (and similar benefits provided in foreign jurisdictions) attributable to employment with the Company and the Company-funded portion of the executive's Pension Plan benefits.  In the case of Mr. Gifford, the SERP is also reduced by his benefits under the Restoration Plan.  For further information, see "Compensation Discussion and Analysis – Retirement Benefits."

(3)	Years of service are rounded to the nearest full year.
(4)
The calculation of the present value is based on assumptions that were in accordance with the guidelines of FASB ASC Topic 715 and that are discussed in Note T, "Pension and Other Postretirement Benefits" to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(5)	All of the benefits are vested with respect to the NEOs with exception of the SERP benefits for Messrs. Kelly, Sourisseau and Novaes.
(6)
The annual supplemental retirement benefit for Mr. Gifford under the Restoration Plan is equal to the difference between (i) the annual benefit he would have accrued under the U.S. Pension Plan if his target bonus amount were included in compensation for purposes of calculating his benefit under such Plan and if certain statutory limitations on benefit accrual did not apply and (ii) the annual benefit he actually accrued under the U.S. Pension Plan.

Employment Agreements and Potential Payments Upon Termination

The Company has employment agreements with all of its NEOs.  In addition to the compensation and benefits described above, these contracts provide for certain post-employment severance payments in the event of employment termination under certain circumstances.  The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interests of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Under his employment agreement, Mr. Donahue has agreed that, during his employment and for two years thereafter, he will not compete with the Company or solicit Company employees to terminate employment with the Company.  All other NEOs are subject to a similar non-competition provision that is limited to a one-year post-employment period prior to a change in control and two years following a change in control.
Under the agreement for each of the NEOs, if the executive's employment is terminated because of a voluntary termination or retirement, the Company will pay the executive his base salary through the date of termination or retirement, a pro-rated bonus payment and any vested retirement, incentive or other benefits.  The pro-rated bonus payment is based on the actual bonus for all NEOs except for Mr. Gifford, whose pro-rated payment is based on his target bonus.  In the event of death, the compensation is identical to the above except that the pro-rated bonus payment is based on the actual bonus for Messrs. Donahue and Sourisseau, but on the target bonus for Messrs. Kelly, Gifford and Novaes.  All payments will be made to the executive's estate in the event of death.  In the case of a termination of employment due to a disability, each of the NEOs other than Mr. Donahue will be entitled to his base salary through the date of disability, a pro-rated bonus payment and any vested retirement, incentive or other benefits, plus an annual disability benefit equal to 75% of his base salary.  The pro-rated bonus payment is based on the target bonus for Messrs. Kelly, Gifford and Novaes and the actual bonus for Mr. Sourisseau.  In the case of Mr. Donahue's disability, he will be entitled to his base salary through the date of disability, an annual disability benefit equal to 100% of his base salary plus a bonus equal to the average annual bonus paid or payable to him for the three most recently completed years, and any vested retirement, incentive or other benefits.  If the employment of any of the NEOs is terminated for "Cause," the Company will pay to the executive only the base salary owed through his date of termination and his vested retirement, incentive or other benefits.
Under the agreement for Mr. Donahue, if the employment of the executive is terminated by the Company without Cause or by the executive for "Good Reason" other than within the 12-month period following a "Change in Control," in addition to the executive's base salary through the date of termination, the Company will pay to the executive (i) a pro-rated actual bonus payment and (ii) a lump-sum payment equal to three times the sum of the executive's base salary and his target bonus for the year of termination.  Under the agreement for each of the NEOs, upon the termination of the executive's employment by the Company without Cause other than within the 12-month period following a Change in Control, the Company will pay to the executive (i) his base salary through the date of termination, (ii) a pro-rated actual (but, for Mr. Gifford, a pro-rated target) bonus payment and (iii) a lump-sum payment equal to the executive's annual base salary.  In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.

Under the agreement for each of the NEOs, if the executive's employment is terminated by the Company without Cause or by the executive for Good Reason, during the 12-month period following a Change in Control, the Company will pay him (i) his base salary through the date of termination plus, (ii) a lump-sum payment equal to three times the sum of the executive's base salary and his average bonus over the three completed years prior to the year of termination. On a Change in Control, all stock options and time-based restricted stock granted to the executive by the Company will become fully vested and, in the case of stock options, immediately exercisable.  In addition, on a Change in Control, performance-based restricted stock will vest if the Company has achieved the performance goals between the relevant grant date(s) and the date of the Change in Control.  In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.  To the extent that the executive would be subject to the excise tax under Code Section 4999 on the amounts and benefits received on a Change in Control for purposes of Code Section 280G, either (i) such amounts and benefits will be reduced or delayed by the minimum amount necessary such that no portion of the amount or benefits is subject to the excise tax or (ii) the full amount and benefits shall be paid, whichever, after taking into account all applicable taxes, including the excise tax, results in the executive's receipt, or an after-tax basis, of the greater amount and benefits.

The following table provides estimates of the potential severance and other post-termination benefits each NEO would receive assuming his employment was terminated as of December 31, 2017.

Name	Benefit	Termination upon Retirement, Disability or Death (2) ($)	Resignation for Good Reason prior to a Change in Control ($)	Termination without Cause prior to a Change in Control ($)	Termination without Cause or Resignation for Good Reason after a Change in Control (3) ($)
Timothy Donahue	Salary:		3,000,000	3,000,000	3,000,000
	Bonus:	2,295,600	5,895,600	5,895,600	5,264,044
	Accelerated Restricted Stock Vesting: (1)	3,332,531			11,964,319
	Total:	5,628,131	8,895,600	8,895,600	20,228,363
Thomas Kelly	Salary:			605,000	1,815,000
	Bonus:	925,982		925,892	2,485,348
	Accelerated Restricted Stock Vesting:(1)	762,300			2,957,794
	Total:	1,688,282		1,530,892	7,258,142
Gerard Gifford	Salary:			640,000	1,920,000
	Bonus:	608,000		608,000	3,617,480
	Accelerated Restricted Stock Vesting: (1)	1,067,400			4,112,775
	Total:	1,675,400		1,248,000	9,650,255
Didier Sourisseau	Salary:			501,633	1,504,899
	Bonus:	699,726		699,726	1,355,556
	Accelerated Restricted Stock Vesting: (1)	485,606			1,118,531
	Total:	1,185,332		1,201,359	3,978,986
Djalma Novaes	Salary:			540,000	1,620,000
	Bonus:	635,904		635,904	1,130,985
	Accelerated Restricted Stock Vesting: (1)	661,444			2,570,569
	Total:	1,297,348		1,175,904	5,321,554

(1)
In the case of retirement with Committee approval, disability or death, the vesting of time-based restricted stock awards (or issuance of deferred stock, in Mr. Sourisseau's case) accelerates and the performance-based shares remain outstanding, subject to performance conditions until the performance period ends.  Accordingly, no performance share compensation has been provided for terminations upon retirement, disability or death because payout cannot be assured.  On a Change in Control, all time-based restricted stock will become vested, and performance-based restricted stock will vest if the Company has achieved the performance goals between the grant date(s) and the date of the Change in Control.  For termination after a Change in Control, it is assumed that the target level of performance share compensation will be achieved.  For further details, refer to the Outstanding Equity Awards at Fiscal Year-End table above and Note P, "Stock-Based Compensation" to the Company's financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(2)
The bonus amounts in this column assume a retirement scenario.  In death or disability scenarios, the amounts for some of the NEOs would be lower because, in these cases, bonus calculations are based on target, and not actual, bonus amounts.

(3)
As indicated in the Pension Benefits table, each of our NEOs is a participant in the Company's SERP.  Currently, with the exceptions of Messrs. Donahue and Gifford, the SERP benefits are unvested.  However, under the terms of the SERP, in the event of a change in control, each NEO shall become 100% vested in his SERP benefit.  In addition, as soon as administratively practicable but in no event more than 10 business days after a change in control, all benefits under the SERP will be paid to each NEO in a cash lump sum.

Pay Ratio Disclosure

Federal law requires that we disclose the ratio of our CEO's total compensation to the total compensation of our median employee (excluding the CEO).  To determine this ratio we utilized our global workforce consisting of all U.S., non-U.S., full-time, part-time and temporary employees of the Company and its consolidated subsidiaries employed as of December 31, 2017.  No assumptions, adjustments, or estimates with respect to compensation were made, except that the compensation was annualized for all full-time employees who began employment during 2017.  The Company identified its median employee by using total compensation from the Company's payroll records as of December 31, 2017.  The median employee's total compensation was recalculated using the same methodology used to calculate the Total Compensation of the CEO as set forth in the Summary Compensation Table included in the Executive Compensation section of this Proxy Statement.  The median employee's total compensation was $37,800, and the total compensation of the CEO was $11,939,960.  Accordingly, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees of the Company, except the CEO, is 316:1.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, was the independent auditor for the most recently completed fiscal year.  The Audit Committee has appointed PricewaterhouseCoopers as independent auditors to audit and report on the Company's financial statements for 2018.  PricewaterhouseCoopers performs annual audits of the Company's financial statements and assists the Company in the preparation of various tax returns around the world.  A representative or representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.  Such representatives are also expected to be available to respond to questions raised orally at the Annual Meeting or submitted in writing to the Office of the Secretary of the Company before the Annual Meeting.
The Audit Committee reviewed the fees of PricewaterhouseCoopers for the fiscal years ended December 31, 2017 and December 31, 2016.  The Company paid fees in the following categories:
(1) Audit Fees were for professional services rendered for the audits of effectiveness of the internal control over financial reporting and consolidated financial statements of the Company, including the U.S. integrated financial statement and internal controls audit, statutory audits, issuance of comfort letters, consents and assistance with and review of documents filed with the SEC.
(2) Audit-Related Fees were for fees for due diligence in connection with mergers and acquisitions and other assurance-related services performed in connection with statutory requirements in various countries.
(3) Tax Compliance Fees were for services rendered for tax compliance, including the preparation of tax returns and claims for refunds.
(4) Tax Advisory Services Fees were for tax planning and advice.
(5) All Other Fees were for services rendered for assistance provided primarily to non-U.S. subsidiaries.
The amount of fees for each category in 2017 and 2016 are set forth below.
	2017	2016
Audit Fees	$6,204,000	$7,191,000
Audit-Related Fees	830,000	383,000
Tax Compliance Fees	290,000	556,000
Tax Advisory Services Fees	1,599,000	1,058,000
All Other Fees	102,000	197,000
All of the services described above were approved by the Audit Committee.  The Audit Committee also evaluated whether the non-audit fees paid to PricewaterhouseCoopers are compatible with maintaining their independence as auditors.  The Audit Committee reviews each year the level of Audit and Audit-Related Fees in relation to all other fees paid to the independent auditors.  In carrying out this responsibility, the Audit Committee may obtain input from Company management on the general level of fees.  The Audit Committee pre-approves all audit and permitted non-audit services, and related fees, to be performed by the Company's independent auditors.  In addition to the Audit Committee's annual pre-approval, under the Audit Committee Charter the Chair of the Audit Committee has the authority to review and approve other services that may arise during the year with proposed fees up to $250,000 per transaction and reports back any such approvals to the full Audit Committee.  Pursuant to this authority, during 2017 the Chair reviewed and approved services with fees totaling approximately $250,000.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors by its oversight of the financial accounting practices and the internal controls of the Company and represents the Board in connection with the services rendered by the Company's independent auditors, who report directly to the Audit Committee.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with the Company's management and its independent auditors the audited financial statements for the fiscal year ended December 31, 2017 and the Company's system of internal controls and its effectiveness.  Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles.  The Company's independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether the financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States.  PricewaterhouseCoopers has informed the Audit Committee that they have given such an opinion with respect to the audited financial statements for the fiscal year ended December 31, 2017.
The Audit Committee discussed with the independent auditors the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board ("PCAOB"). In addition, the Audit Committee discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent auditors as required by applicable requirements of the PCAOB regarding the independent auditors' communications with the Audit Committee regarding independence.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
This report is respectfully submitted on February 21, 2018 by the members of the Audit Committee.

Caesar Sweitzer, Chair Andrea Funk Rose Lee Josef Müller William Urkiel

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors to audit and report on the Company's financial statements for 2018.

Although the submission to Shareholders of the appointment of PricewaterhouseCoopers is not required by law or the Company's By-Laws, the Audit Committee believes it is appropriate to submit this matter to Shareholders to allow a forum for Shareholders to express their views with regard to the Audit Committee's selection.  In the event Shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers.

The Board of Directors Recommends a Vote FOR the Ratification of the
Appointment of PricewaterhouseCoopers LLP as Independent Auditors.

PROPOSAL 3:  ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the Annual Meeting, the Company will conduct a Shareholder vote on an advisory resolution to approve executive compensation, commonly referred to as a "Say-on-Pay" vote.  The Company currently conducts advisory votes on executive compensation on an annual basis, and it expects to conduct the next advisory vote at the Company's 2019 Annual Meeting of Shareholders.

The Board of Directors encourages Shareholders, in deciding whether to vote in favor of the advisory resolution below, to review the compensation-related elements of this Proxy Statement, including those in the Proxy Statement Summary, the CD&A and the tables and related narrative in the Executive Compensation section, for details regarding the Company's executive compensation program and 2017 compensation of Named Executive Officers.

The Board of Directors believes that the executive compensation program aligns the compensation of the Company's executive management with the long-term interests of Shareholders.  To align these interests, the Company compensates executive management with time-based and performance-based restricted stock and also ties a significant portion of executive cash compensation to performance-based metrics that drive Shareholder value.

RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in the Compensation Discussion & Analysis, the compensation tables and the related disclosure contained in the Company's Proxy Statement for its 2018 Annual Meeting.

Although the vote is non-binding, the Board of Directors and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation.

The Board of Directors Recommends a Vote FOR the
Approval of this Advisory Resolution on Executive Compensation.

PROPOSAL 4:  SHAREHOLDER PROPOSAL TO AMEND
THE COMPANY'S EXISTING PROXY ACCESS BY-LAW

Management has been advised that John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who advises that he holds at least 100 shares of stock in the Company, intends to submit the following proposal at the Annual Meeting. The Company is not responsible for the contents of this proposal. If the following proposal is properly presented at the Annual Meeting, the Board of Directors unanimously recommends a vote AGAINST the proposal.

SHAREHOLDER RESOLUTION:

Shareholder Proxy Access Enhancement

RESOLVED: Stockholders ask the board of directors to amend its proxy access bylaw provisions and any associated documents, to include the following changes for the purpose of decreasing the average amount of Company common stock the average member of a nominating group would be required to hold for 3-years to satisfy the aggregate ownership requirements to form a nominating group and to increase the possible number of proxy access director candidates:

No limitation shall be placed on the number of stockholders that can aggregate their shares to achieve the 3% of common stock required to nominate directors under our Company's proxy access provisions.

The number of shareholder-nominated candidates eligible to appear in proxy materials will not be less than 2 when our board has less than 12 members. The number of shareholder-nominated candidates eligible to appear in proxy materials will not be less than 3 when our board has more than 12 members.

Proxy access for shareholders enables shareholders to put competing director candidates on the company ballot to see if they can get more votes than some of management's director candidates. A competitive election is good for everyone. This proposal can help ensue that our management will nominate directors with outstanding qualifications in order to avoid giving shareholders a reason to exercise their right to use proxy access.

Even if the 20 largest public pension funds were able to aggregate their shares, they would not meet the current 3% criteria for a continuous 3-years at most companies according to the Council of Institutional Investors. This proposal addresses the situation that our company now has with proxy access potentially for only the largest shareholders who are the least unlikely shareholders to make use of it.

Since no group of shareholders at any U.S. company has yet to make use of proxy access, it is important to make sure that the current limitation of 20 shareholders is not a deterrent to shareholders using proxy access.

Unfortunately our board took extra measures in 2017 to prevent us from voting on a similar proposal. Our Board probably spent more money to prevent us from voting on a similar 2017 proposal than it would have spent if it allowed us to vote. This is particularly important because we may have a board refreshment problem.

Our chairman John Conway was not considered an independent chairman. Plus he has 20-years of long-tenure which can impair director independence. Arnold Donald, who received our highest negative votes in 2017, also had long-tenure — 18 years. Hans Loliger had 16-years long tenure.

Plus CCK shareholders did not have the option to express dissatisfaction with management by calling a special meeting or to act by written consent.

Please vote to increase management accountability to shareholders:  Shareholder Proxy Access Enhancement – Proposal 4.

THE COMPANY'S STATEMENT IN OPPOSITION TO PROPOSAL 4:

The Board has carefully considered this Shareholder proposal and believes that it is unnecessary and potentially detrimental to the Company and its Shareholders. Accordingly, the Board recommends a vote AGAINST Proposal 4 for the following reasons.

Our existing proxy access By-Law strikes the right balance between promoting Shareholder nomination rights and protecting the interests of all our Shareholders.

The Company's existing proxy access By-Law is within the mainstream of other significant U.S. public companies with proxy access rights. Our By-Laws permit a Shareholder, or a group of up to 20 Shareholders, owning at least 3% of Crown's outstanding shares of common stock continuously for at least three years, to nominate and include in the proxy materials for our annual meeting Director nominees constituting 20% of the Board (but no fewer than two nominees), subject to the other common procedural requirements specified in our By-Laws.

We adopted this conventional "3-3-20-20" model proxy access By-Law following our 2015 Shareholder outreach discussions. We received a range of feedback from Shareholders and governance experts and advisors as to whether to adopt proxy access, and if so what terms we should incorporate. After carefully considering these viewpoints, our Board adopted a regime that it believed struck the appropriate balance between providing a workable process that can be used if ever needed and that reinforces our Board's accountability, while mitigating the possibility of proxy access being used by a wide group of Shareholders in an unduly burdensome manner or to pursue objectives that are not broadly supported by other Shareholders.

At our 2017 Annual Meeting, Mr. Chevedden (the "Proponent") submitted a similar proposal to increase the Shareholder aggregation limit. Despite the Proponent's untrue claim that the Board had not "allowed [Shareholders] to vote" on this proposal, the proposal was in fact presented to the Company's Shareholders for a vote. Over 70% of the votes cast at the 2017 Annual Meeting voted against the proposal, endorsing the proxy access By‑Law the Board has adopted.

The Proponent does not address the Company's specific Shareholder base or provide support for his comments about likely voting preferences.

Our proxy access By-Law permits groups of up to 20 Shareholders to aggregate their shares to reach the required 3% ownership threshold (with a group of investment funds under common management and investment control counting as a single Shareholder) and permits eligible Shareholders to nominate the greater of two nominees or 20% of the Board. This is consistent with the practice at the vast majority of other U.S. public companies who have adopted proxy access. According to a recent report regarding proxy access published by the Council of Institutional Investors, of the 436 proxy access by-laws reviewed as of July 18, 2017, approximately 89% included aggregation limits similar to ours, and approximately 67% included shareholder‑nominated candidate limits similar to ours. The Proponent, who made similar proposals last proxy season to several other companies, has not provided any analysis specific to the Company's Shareholder base as to why the current 20-Shareholder limitation or right to nominate the greater of two nominees or 20% of the Board are not appropriate.

The Shareholder proposal to remove the aggregation limit may result in excessive administrative burden and expense for the Company and its Shareholders and increases the potential for abuse of our proxy access By-Law by special interests.

The Company's decision to adopt the 20-Shareholder provision was based in part on limiting the administrative burden and expense for the Company and its Shareholders while providing a meaningful opportunity for long-term Shareholders to utilize proxy access. In the absence of a reasonable limitation on the number of Shareholders in a group participating in a proxy access nomination, the Company could be required to make significantly more burdensome and time‑consuming inquiries into the nature and duration of the share ownership of a large number of Shareholders participating in a proxy access nomination in order to verify their required share ownership. This unwieldy administrative burden could distract our employees, create excessive expense that other Shareholders must bear and impede the exercise of proxy access rights by other Shareholders. Allowing a reasonable, limited number of Shareholders to act as a group, as our proxy access rights currently do, strengthens the principle that we believe is shared by most of our Shareholders — the right to nominate a Director using the Company's proxy statement and proxy card should be available only for those who have a sufficient financial stake in the Company to cause their interests to be properly aligned with the interests of our Shareholders as a whole.

The Company believes that the 20-Shareholder provision helps ensure that proxy access is available to long-term Shareholders who have a meaningful economic interest in the Company. A wholesale elimination of the Shareholder aggregation limit may increase the risk that our proxy access By-Law will be used by special interests with goals that are not aligned with our other long‑term Shareholders. The Company believes that the 20-Shareholder provision provides meaningful proxy access rights while mitigating the risk of abuse by Shareholders advocating for special interests.

The Shareholder proposal to increase the number of director candidates to a minimum of 3 if the Board has more than 12 members is out of the norm, can exceed the established 20% limit and can potentially abuse the purposes of proxy access.

Also consistent with the significant majority of other U.S. public companies who have adopted proxy access, the Company's proxy access By‑Law permits eligible Shareholders to nominate the greater of two nominees or 20% of the Board. This fully accomplishes the main objective of proxy access — providing meaningful representation on the Board for qualified individuals endorsed by a majority of Shareholders. The alternative provision that the Proponent is suggesting, which would potentially exceed the well‑established 20% limit under certain circumstances, could have harmful unintended effects, including promoting the use of proxy access to lay the groundwork for effecting a change in control, encouraging the pursuit of special interests at the expense of a long-term strategic view or otherwise disrupting the effective functioning of the Board.

We have a strong corporate governance structure and record of accountability.

The motivation for this proposal should be viewed against the full array of governance practices the Company has adopted. These practices include: annual election of all Directors; a resignation policy applicable to our Directors who do not receive a majority of votes cast in uncontested elections; a consistent practice of having a substantial majority of Independent Directors on the Board; Board refreshment through addition of a new Director to the Board in each of the last four years; By-Law provisions that allow Shareholders to propose Director nominees to the Nominating and Corporate Governance Committee; and Shareholders' ability to nominate Directors outside of the proxy access process.

The Company's robust proxy access By-Law, together with the other practices described above, promote Board independence and provide substantial opportunities consistent with best practices for Shareholder input into the governance process. The change to proxy access requested by the proposal is unnecessary and disrupts the balanced approach reflected in our current By‑Laws.

For the reasons set forth above, the Board recommends that you vote "AGAINST" this proposal, and if the proposal is presented your proxy will be voted against this proposal unless you specify otherwise.

The Board of Directors Recommends a Vote AGAINST the Shareholder
Proposal to Amend the Company's Existing Proxy Access By-Law.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Shareholder action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable or decline to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

ADAM J. DICKSTEIN
Corporate Secretary

Philadelphia, Pennsylvania 19154
March 19, 2018

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
: INTERNET – www.proxypush.com/cck Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 25, 2018.

( PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 25, 2018.

* MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

Voting your Proxy by Internet or Telephone
• Please have your Proxy Card and the last four digits of your Social Security Number or Tax Identification Number available.
• You do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Board of Directors Recommends a Vote FOR Items 1 through 3 and AGAINST Item 4.
1.	Election of	01 John W. Conway	05 Rose Lee	09 Josef M. Müller	□	Vote FOR	□	WITHHOLD Vote
	directors:	02 Timothy J. Donahue	06 William G. Little	10 Caesar F. Sweitzer		all nominees		from all nominees
		03 Arnold W. Donald	07 Hans J. Löliger	11 Jim L. Turner		(except as marked)
		04 Andrea J. Funk	08 James H. Miller	12 William S. Urkiel

Instructions: To withhold authority to vote for any indicated nominee(s), write the number(s) of the nominee(s) in the box provided to the right.
2.	Ratification of the appointment of independent auditors for the fiscal year ending December 31, 2018.	□	For	□	Against	□	Abstain

3.	Approval by advisory vote of the resolution on executive compensation as described in the Proxy Statement.	□	For	□	Against	□	Abstain

4.	To consider and act upon a Shareholder's proposal to amend the Company's existing proxy access By-Law.	□	For	□	Against	□	Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 3, AND AGAINST ITEM 4.

Address Change? Mark box, sign and indicate changes below: □	Date _____________________________________

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

CROWN HOLDINGS, INC.
The 2018 Annual Meeting of Shareholders will be held
on April 26, 2018 at 9:30 a.m. at:

Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania

Copies of the following materials are available at

http://www.crowncork.com/investors/proxy-online

• the Proxy Statement relating to the Annual Meeting of Shareholders
• this Proxy Card
• the Annual Report to Shareholders

Crown Holdings, Inc. One Crown Way Philadelphia, PA 19154-4599	PROXY

Proxy for Annual Meeting of Shareholders to be held on April 26, 2018
This Proxy is solicited on behalf of the Board of Directors.
The undersigned hereby appoints Timothy J. Donahue, Thomas A. Kelly and William T. Gallagher as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Holdings, Inc. held of record by the undersigned on March 6, 2018 at the Annual Meeting of Shareholders to be held at One Crown Way, Philadelphia, Pennsylvania on April 26, 2018 at 9:30 a.m., or any adjournments thereof, for the items shown on the reverse side and, in the discretion of the Proxies, on any other matter that may properly come before the meeting or any adjournments thereof.
You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card or you elect to vote your shares electronically by telephone or via the Internet.

See reverse for voting instructions.